Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

NALOZO S.À.R.L.

and

PLATFORM SPECIALTY PRODUCTS CORPORATION

Dated

October 20, 2014

TABLE OF CONTENTS

		Page
Article I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	13
Section 1.3	Schedules and Exhibits	14

Article II
SALE AND PURCHASE

Section 2.1	Purchase and Sale	15

Article III
PURCHASE AND SALE

Section 3.1	Purchase Price	15
Section 3.2	Closing Purchase Price	15
Section 3.3	Closing Payments	15

Article IV
CLOSING AND POST-CLOSING ADJUSTMENTS

Section 4.1	Closing	15
Section 4.2	Seller Actions and Deliverables at the Closing	16
Section 4.3	Purchaser Deliverables at the Closing	17
Section 4.4	Post-Closing Adjustment.	17
Section 4.5	Interest	19
Section 4.6	Additional Purchase Price Adjustment	19

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Authority; Enforceability.	20
Section 5.2	Non-Contravention; Consents.	20
Section 5.3	The Share.	21
Section 5.4	Organization; Subsidiaries.	22
Section 5.5	Financial Statements	23
Section 5.6	Financial Statement Preparation; Undisclosed Liabilities.	23
Section 5.7	Position Since Reference Date	24
Section 5.8	Compliance with Applicable Laws; Authorizations.	24
Section 5.9	Insurance	24
Section 5.10	Contracts	25
Section 5.11	Enforceability of Material Contracts; Defaults under Material Contracts	26

i

Schedules

Schedule A	Adjustment Methodologies
Schedule B	Cash Credit
Schedule C	Net Tax Amount Methodologies

Disclosure Letter
Purchaser Disclosure Letter

Exhibits

Exhibit A	Form of Certificate of Designation for Series B Convertible Preferred Stock
Exhibit B	Registration Rights Agreement

INDEX OF DEFINED TERMS

Page
2013 Interim Financials	Section 5.5
Accounting Principles	Section 1.1(a)
Affiliate	Section 1.1(b)
Agreement	Preamble
Audited Financial Statements	Section 5.5
Authorization	Section 1.1(c)
Available Financing	Section 7.14(a)
Benchmark Time	Section 1.1(d)
Benefit Plans	Section 5.19(a)(i)
Business Day	Section 1.1(e)
Business IP	Section 1.1(f)
Cash	Section 1.1(g)
Cash Closing Consideration	Section 3.3
CBP	Section 5.27(a)
Certificate of Designation	Section 1.1(h)
Closing	Section 1.1(i)
Closing Date	Section 4.1
Closing Purchase Price	Section 3.2
Closing Purchase Price Statement	Section 3.2
Company	Preamble
Company Indemnitees	Section 7.18
Company Material Adverse Effect	Section 1.1(j)
Company Ordinary Shares	Section 1.1(k)
Compliant	Section 1.1(l)
Confidentiality Agreement	Section 1.1(l)
Continuing Employees	Section 7.7(a)
control	Section 1.1(b)
Copyrights	Section 1.1(n)
Debt Commitment Letter	Section 6.7
Debt Financing	Section 6.7
Debt Financing Agreements	Section 7.13(b)
Default Interest	Section 1.1(o)
Disclosure Letter	Section 1.1(p)
DOJ	Section 7.3(a)
Encumbrance	Section 1.1(q)
Environmental Law	Section 1.1(r)
ERISA	Section 1.1(s)
ERISA Affiliate	Section 1.1(t)
Estimated Cash	Section 1.1(u)
Estimated Indebtedness	Section 1.1(v)
Estimated Net Tax Amount	Section 1.1(w)
Estimated Net Working Capital	Section 1.1(x)
Estimated Transaction Expenses	Section 1.1(y)

v

Exchange Act	Section 1.1(z)
Factoring Obligations	Section 1.1(aa)
FCPA	Section 5.26
Final Closing Statement	Section 4.4(b)
Final Overage	Section 4.4(c)
Final Purchase Price	Section 4.4(b)
Final Underage	Section 4.4(d)
Financial Statements	Section 5.5
Financing Sources	Section 1.1(bb)
First Quarter 2015 Financial Statements	Section 7.19(c)
FTC	Section 7.3(a)
Fundamental Representations	Section 1.1(cc)
GAAP	Section 1.1(dd)
Governing Documents	Section 5.2(b)
Governmental Antitrust Authority	Section 7.3(a)
Governmental Authority	Section 1.1(ee)
Governmental Order	Section 1.1(ff)
Hazardous Substance	Section 1.1(gg)
HSR Act	Section 1.1(hh)
IFRS	Section 1.1(ii)
Indebtedness	Section 1.1(jj)
Intellectual Property Rights	Section 1.1(kk)
JGAAP	Section 1.1(ll)
JGAAP Financial Statements	Section 5.5
JOBS Act	Section 6.6(a)
Knowledge of the Seller	Section 1.1(mm)
Law	Section 1.1(nn)
Liability	Section 1.1(oo)
Licensed IP	Section 1.1(pp)
Lock-Up Acknowledgement	Section 7.25(b)
LTI Plan	Section 1.1(qq)
Major Customers	Section 5.24
Major Suppliers	Section 5.24
Make Whole Payment	Section 4.6
Marketing Period	Section 1.1(rr)
Material Contracts	Section 5.10
Material Subsidiaries	Section 1.1(rr)
Most Recent Financial Statements	Section 5.5
Nalozo	Preamble
Nalozo Shareholder Agreement	Section 1.1(tt)
Net Tax Amount	Section 1.1(tt)
Net Tax Asset	Section 1.1(tt)
Net Tax Reserve	Section 1.1(tt)
Net Working Capital	Section 1.1(tt)
Net Working Capital Overage	Section 1.1(zz)
Net Working Capital Underage	Section 1.1(yy)

New Company Plans	Section 7.7(b)
Non-Controlled Minority Investments	Section 5.4(h)
Non-U.S. Benefit Plans	Section 5.20
NYSE	Section 6.2(a)
Ordinary Course of Business	Section 7.1
Outside Date	Section 9.1(a)
Owned IP	Section 1.1(aaa)
Parcel	Section 5.14
Patents	Section 1.1(bbb)
Payment Due Date	Cover
Payments	Section 7.7(e)
Permitted Encumbrances	Section 1.1(ccc)
Person	Section 1.1(ddd)
Portfolio Companies	Section 1.1(b)
Post-Closing Statement	Section 4.4(a)
Preliminary Cash	Section 4.4(a)
Preliminary Indebtedness	Section 4.4(a)
Preliminary Net Tax Amount	Section 4.4(a)
Preliminary Net Working Capital	Section 4.4(a)
Preliminary Purchase Price Amount	Section 4.4(a)
Preliminary Transaction Expenses	Section 4.4(a)
Product Registrations	Section 1.1(eee)
Proposed Transaction	Section 1.1(fff)
Purchase Price	Section 3.1
Purchaser	Preamble
Purchaser Common Shares	Section 1.1(ggg)
Purchaser Credit Agreement	Section 1.1(hhh)
Purchaser Disclosure Letter	Section 1.1(iii)
Purchaser Financial Statements	Section 1.1(jjj)
Purchaser Fundamental Representations	Section 1.1(kkk)
Purchaser Group	Section 1.1(lll)
Purchaser Preferred Stock	Section 1.1(mmm)
Purchaser Preferred Stock Consideration	Section 1.1(nnn)
Purchaser SEC Reports	Section 6.6(a)
Real Property Lease	Section 5.15
Redemption Issue Value	Section 1.1(qqq)
Redemption Share Value	Section 1.1(ppp)
Redemption Shares	Section 1.1(ooo)
Redemption Target	Section 1.1(qqq)
Reference Date	Section 5.5
Registered Intellectual Property	Section 1.1(sss)
Registration Rights Agreement	Section 1.1(ttt)
Related Party	Section 5.25
Representatives	Section 1.1(uuu)
Required Information	Section 1.1(vvv)
Resolution Payment	Section 7.22

Resolution Payment Amount	Section 7.22
Restricted Countries	Section 7.21
Review Period	Section 4.4(b)
Sarbanes-Oxley Act	Section 1.1(www)
SEC	Section 6.2(a)
SEC Documents	Section 1.1(xxx)
Securities Act	Section 1.1(yyy)
Securities Laws	Section 1.1(zzz)
Seller	Preamble
Seller Related Parties	Section 1.1(aaaa)
Series A Preferred Stock	Section 1.1(bbbb)
Series B Convertible Preferred Stock	Section 1.1(cccc)
Settlement Accountant	Section 4.4(b)
Share	Preamble
Share Cap	Section 1.1(dddd)
Share Conversion Value	Section 1.1(eeee)
Skadden	Section 11.14
Software	Section 1.1(ffff)
Solvent	Section 6.9
Specified Indebtedness	Section 7.16
Statement of Objections	Section 4.4(b)
Subsidiaries	Section 1.1(gggg)
Subsidiary	Section 1.1(gggg)
Systems	Section 5.13(d)
Target Companies	Section 1.1(hhhh)
Target Company	Section 1.1(hhhh)
Target Net Working Capital	Section 1.1(iiii)
Tax	Section 1.1(jjjj)
Tax Authority	Section 1.1(kkkk)
Tax Liability	Section 1.1(llll)
Tax Return	Section 1.1(mmmm)
Taxation	Section 1.1(jjjj)
Third Quarter 2014 Financial Statements	Section 7.19(a)
Trade Secrets	Section 1.1(nnnn)
Trademarks	Section 1.1(oooo)
Transaction Documents	Section 1.1(pppp)
Transaction Expenses	Section 1.1(qqqq)
Transfer	Section 7.25(a)
Transition Period	Section 7.7(a)
Trustee	Section 7.2(c)(ii)
US Tax Code	Section 1.1(rrrr)
WARN	Section 5.18
Year End 2014 Financial Statements	Section 7.19(b)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of October 20, 2014 (this “Agreement”), is between Nalozo S.à.r.l., a Luxembourg limited liability company (“Nalozo” or the “Seller”), and Platform Specialty Products Corporation, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller owns, beneficially and legally (of record), one Company Ordinary Share (the “Share”) of Arysta LifeScience Limited, an Irish private limited company (the “Company”); and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell to the Purchaser, the Share.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, when used in this Agreement, shall have the following meanings:

(a) “Accounting Principles” shall mean (i) with respect to the preparation of the JGAAP Financial Statements, JGAAP, consistently applied in accordance with the past practice of the applicable Target Companies referenced therein and (ii) with respect to the preparation of the Audited Financial Statements, the 2013 Interim Financial Statements, the Most Recent Financial Statements, the Third Quarter 2014 Financial Statements, the Year End 2014 Financial Statements and financial statements for any subsequent period, IFRS, consistently applied in accordance with the past practice of the Target Companies;

(b) “Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in the case of the Company, the term “Affiliate” shall not include portfolio companies of the Persons that control the Seller or any of their respective controlled Affiliates (the “Portfolio Companies”);

(c) “Authorization” shall mean any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;

(d) “Benchmark Time” shall mean the close of business on the last day of the calendar month immediately preceding the Closing Date;

(e) “Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in New York, on which, in either case, banks are open in New York for general commercial business;

(f) “Business IP” shall mean the Owned IP and the Licensed IP;

(g) “Cash” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, the cash, bank deposits, cash equivalents and short term marketable investments of the Target Companies, determined in accordance with the Accounting Principles used in the Audited Financial Statements.  For purposes of this Agreement, any determination of “Cash” (including for determining Estimated Cash, Preliminary Cash and Final Cash) shall be made as follows: (i) Cash shall be credited at 100% up to and including $60,000,000 in the aggregate (allocated by jurisdiction at the Closing by the Seller in its sole discretion, other than Mozambique and Argentina, for which there shall be no credit), (ii) Cash shall be credited at the percentage amounts set forth in Schedule B-1 for any Cash in excess of $60,000,000 and (iii) Cash in the countries listed on Schedule B-2 shall be given no credit.

(h) “Certificate of Designation” shall mean the Certificate of Designation of Series B Convertible Preferred Stock of the Purchaser, substantially in the form attached hereto as Exhibit A;

(i) “Closing” shall mean completion of the sale and purchase of the Share in accordance with the provisions of this Agreement;

(j) “Company Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that has a material adverse effect on the business, results of operations or financial condition of the Target Companies, taken as a whole, other than any fact, circumstance, occurrence, change or event resulting from, relating to or arising out of: (i) changes in general economic conditions in any of the markets, industries or geographical areas in which any of the Target Companies operate (except to the extent that such changes materially and disproportionately have a greater adverse impact on the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate); (ii) any change in the financial, credit, banking, currency or capital markets in general (whether in the United States or any other country in which any of the Target Companies operate) or changes in currency exchange rates or interest rates or currency fluctuations; (iii) political conditions generally in the United States or any other country (or any subdivision thereof) in which any of the Target Companies operate, (iv) acts of God or other calamities, pandemics, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or in IFRS or other accounting requirements or principles imposed upon the Target Companies, including, in each case, the interpretations thereof; (vi) any actions taken, or failures to take action, as contemplated or permitted by this Agreement or to which the Purchaser has consented in writing; (vii) any failure by the Target Companies to achieve any earnings projection, financial projection or other forecast (it being understood that this clause (vii) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Company Material Adverse Effect), or (viii) the announcement or pendency of the sale or potential sale of the Company, or the announcement or the taking of any action contemplated by this Agreement, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Target Companies, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees;

(k) “Company Ordinary Shares” shall mean the ordinary shares of the Company, par value €1.00 per share;

(l) “Compliant” means, with respect to the Required Information that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not materially misleading and (ii) the financial statements contained in the Required Information are sufficiently current for the delivery of a customary comfort letter (including customary negative assurance and SAS 100 review of interim financial information) by the Target Companies’ independent accountants with respect to financial information regarding the Target Companies;

(m) “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated July 31, 2014, between the Company and the Purchaser;

(n) “Copyrights” shall mean U.S. and foreign copyrights, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection any such registrations;

(o) “Default Interest” shall mean LIBOR plus 400 basis points per annum;

(p) “Disclosure Letter” shall mean the disclosure letter from the Seller to the Purchaser delivered concurrently with the signing of this Agreement;

(q) “Encumbrance” shall mean any mortgage, lien, hypothecation, pledge, charge, right of pre-emption, right of first refusal, right to vote, grant of proxy, encumbrance or any other security interest or rights or interests of third parties or any agreement to create any of the foregoing;

(r) “Environmental Law” shall mean any Law governing pollution or the protection of human health and the environment;

(s) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(t) “ERISA Affiliate” of any Target Company shall mean any other entity which, together with the Target Company, would be treated as a single employer under US Tax Code Section 414 or ERISA Section 4001(b);

(u) “Estimated Cash” shall mean the Seller’s estimate of Cash as of the Benchmark Time;

(v) “Estimated Indebtedness” shall mean the Seller’s estimate of Indebtedness as of the Benchmark Time;

(w) “Estimated Net Tax Amount” shall mean the Seller’s estimate of the Net Tax Amount as of the Benchmark Time;

(x) “Estimated Net Working Capital” shall mean the Seller’s estimate of Net Working Capital as of the Benchmark Time;

(y) “Estimated Transaction Expenses” shall mean the Seller’s estimate of Transaction Expenses;

(z) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(aa) “Factoring Obligations” shall mean any factoring, receivables or securitization arrangements or facilities entered into by any Target Company pursuant to which accounts receivables of any such Target Company are pledged as security, transferred or sold for advances made under such arrangement or facility on a recourse basis, including pledges of accounts receivables owed to any Target Company by its customers as security for advances to such customers by third party lenders;

(bb) “Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with this Agreement and the transactions contemplated hereby, including the parties named in Section 6.7 and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their respective Affiliates, officers, directors, employees, agents, partners, controlling persons, advisors, attorneys and representatives involved in the Debt Financing and their respective successors and assigns;

(cc) “Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.3, Section 5.4(a) and Section 5.22;

(dd) “GAAP” shall mean the generally accepted accounting principles of the United States;

(ee) “Governmental Authority” shall mean any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, regulatory or administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority, including the European Union;

(ff) “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

(gg) “Hazardous Substance” shall mean any hazardous or toxic substance, material or waste that is regulated by any Environmental Law;

(hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(ii) “IFRS” shall mean the International Financial Reporting Standards, and the interpretations thereto, as adopted by the International Accounting Standards Board;

(jj) “Indebtedness” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money of the Target Companies, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Target Companies in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange; provided, that, to the extent the settlement of all such obligations result in a net gain to the Target Companies, such net gain shall reduce Indebtedness, (c) obligations of the Target Companies under capitalized leases, (d) any deferred purchase price liabilities of the Target Companies related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise (net of amounts held in escrow or similar funding with respect to the Company’s acquisition of Goëmar Developpement and Goëmar Investissement), (e) obligations of the Target Companies under or in connection with off balance sheet financing arrangements, (f) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which any Target Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, and (g) any accrued interest, fees, penalties, prepayment penalties resulting from the consummation of the Proposed Transaction or other expenses for obligations of the kind referred to in clause (a) above; it being understood that in no event shall Indebtedness include (1) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (2) indebtedness incurred under any Factoring Obligations; (3) indebtedness incurred by any Target Company that is owed to another Target Company, (4) trade credit provided to customers in the Ordinary Course of Business (including through rural credit or vendor finance in Brazil), (5) any ongoing royalty payments arising in the Ordinary Course of Business, (6) Taxes or (7) indebtedness incurred in the Ordinary Course of Business related to any surety bonds (including any performance bonds); provided, that, in no event will the definition of Indebtedness include any amounts deducted from the Purchase Price as Transaction Expenses or that are included as current liabilities in the determination of Net Working Capital;

(kk) “Intellectual Property Rights” shall mean all Patents, Trademarks, Copyrights, Trade Secrets, mask works, utility models and industrial designs and applications therefor;

(ll) “JGAAP” shall mean the generally accepted accounting principles of Japan;

(mm) “Knowledge of the Seller” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(mm) of the Disclosure Letter after due and reasonable inquiry;

(nn) “Law” shall mean any law, code, statute, requirement, rule or regulation, and any Governmental Order;

(oo) “Liability” shall mean any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise;

(pp) “Licensed IP” shall mean the Intellectual Property Rights licensed to the Target Companies;

(qq) “LTI Plan” shall mean the plan set forth as item 2 on Schedule 5.3 of the Disclosure Letter;

(rr) “Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days, commencing on or after the date hereof, throughout which and on the first and last day of which the Purchaser shall have the Required Information and such Required Information (other than Required Information described in clause (d) of the definition of Required Information) is and remains Compliant (without giving effect to any amendments or supplements during such fifteen (15) Business Day period); provided, that, for purposes of determining the Marketing Period, the days from and including November 26, 2014 to and including November 28, 2014 shall not be included in determining such fifteen (15) consecutive Business Day period and if such 15 consecutive Business Day period has not ended prior to December 19, 2014, then it will not commence until January 5, 2015; provided, further, that, if the Seller shall in good faith reasonably believe that the Required Information has been delivered to the Purchaser, it may deliver to the Purchaser a written notice to that effect (stating when the Seller believes it completed any such delivery), in which case the Required Information shall be deemed to have been delivered on the date such notice is deemed to have been received pursuant to Section 11.5 and the Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Purchaser in good faith reasonably believes that the Seller has not completed delivery of such Required Information and, within one (1) Business Day after its receipt of such notice by the Seller, delivers a written notice to the Seller to that effect (stating with specificity which Required Information the Seller has not delivered).  Notwithstanding the foregoing, the Marketing Period (if it has not already ended) shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, (i) the Target Companies’ independent registered accounting firm shall have withdrawn or qualified its authorization letter or audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new authorization letter or unqualified audit opinion is issued with respect to such financial statements by the Target Companies’ independent registered accounting firm or another independent registered accounting firm reasonably acceptable to the Purchaser or (ii) the Seller has announced that it (or any of the Target Companies) intends to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Seller has announced that it has concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new fifteen (15) consecutive Business Day period shall commence upon the Purchaser receiving updated Required Information (other than Required Information described in clause (d) of the definition of Required Information) that is Compliant.  Notwithstanding the foregoing, the Marketing Period will end on any date on which the full amount of the Debt Financing (or Available Financing) is obtained;

(ss) “Material Subsidiaries” shall mean those Subsidiaries of the Company set forth on Schedule 1.1(ss) of the Disclosure Letter;

(tt) “Nalozo Shareholder Agreement” shall mean the Shareholders’ Agreement by and between Nalozo S.à.r.l., Arysta LifeScience Corporation, Nalozo Topco S.á r.l., P4 Sub L.P.1, Permira IV L.P.2, Permira Investments Limited, P4 Co-Investment L.P., and Nalozo MIV L.P., dated May 6, 2008, as amended and restated on May 27, 2009, August 4, 2009, 19 August 2009 and on May 25, 2012 (as may be further amended in connection with the transactions contemplated by this Agreement);

(uu) “Net Tax Amount” shall be the “Net asset/(liability), excl. deferred taxes and payroll taxes” calculated in accordance with the procedures, methodologies and formula set forth on Schedule C;

(vv) “Net Tax Asset” shall the value of the Net Tax Amount (if such amount is positive).

(ww) “Net Tax Reserve” shall mean the absolute value of the Net Tax Amount (if such amount is negative).

(xx) “Net Working Capital” is defined in and shall be calculated in accordance with the procedures, methodologies and formula set forth on Schedule A;

(yy) “Net Working Capital Underage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is less than (ii) the Target Net Working Capital;

(zz) “Net Working Capital Overage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is greater than (ii) the Target Net Working Capital;

(aaa) “Owned IP” shall mean the Intellectual Property Rights owned by the Target Companies;

(bbb) “Patents” shall mean U.S. and foreign patents and applications therefor and all provisional applications, divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof;

(ccc) “Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Schedule 1.1(ccc) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for amounts not yet delinquent; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business for amounts not yet delinquent and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Target Companies assets in the conduct of its business as presently conducted; (vi) easements, covenants, rights-of-way and other similar restrictions of record; (vii) any conditions that would be shown by a current, accurate survey or physical inspection of any real property made prior to Closing; (viii) licenses to Intellectual Property Rights; and (ix) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Target Companies have easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (ix), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Target Companies as presently conducted;

(ddd) “Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

(eee) “Product Registrations” shall mean any registrations, licenses or similar Governmental Authority approvals required under applicable Law, including the Federal Insecticide, Fungicide, and Rodenticide Act, for the production, marketing, importation, exportation, formulation, packaging or sale of seed treatments, insecticides, herbicides, miticides, fungicides, plant growth regulators, adjuvants or other agrochemicals contained in any product produced, marketed, imported, exported, formulated, packaged or sold by the Target Companies;

(fff) “Proposed Transaction” shall mean the transactions contemplated by this Agreement and the Transaction Documents;

(ggg) “Purchaser Common Shares” shall mean the shares of the Purchaser’s common stock, par value $0.01 per share;

(hhh) “Purchaser Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 31, 2013, among, inter alia, Platform Acquisition Holding Limited, MacDermid Holdings, LLC, Matrix Acquisition Corp., MacDermid, Incorporated (as successor to Matrix Acquisition Corp., the borrower), the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Credit Suisse AG, as administrative agent and as collateral agent;

(iii) “Purchaser Disclosure Letter” shall mean the disclosure letter from the Purchaser to the Seller delivered concurrently with the signing of this Agreement;

(jjj) “Purchaser Financial Statements” shall mean the audited consolidated financial statements and unaudited condensed consolidated interim financial statements and related information included in the Purchaser SEC Reports;

(kkk) “Purchaser Fundamental Representations” shall mean the representations and warranties set forth in Section 6.1 (Authority; Enforceability), Section 6.3 (Organization), Section 6.5 (Capitalization) Section 6.8 (No Vote Required), Section 6.9 (Solvency), Section 6.10 (Representation by the Purchaser as to the Series B Convertible Preferred Stock), Section 6.11 (Registration Rights) and Section 6.14 (Brokers);

(lll) “Purchaser Group” shall mean the Purchaser and its Affiliates from time to time;

(mmm) “Purchaser Preferred Stock” shall mean Purchaser’s preferred stock, par value $0.01 per share;

(nnn) “Purchaser Preferred Stock Consideration” shall mean 600,000 shares of Series B Convertible Preferred Stock with an initial liquidation preference equal to one thousand dollars ($1,000) per share, such share number as may be reduced as set forth in Section 3.3;

(ooo) “Redemption Shares” shall mean the total number of Purchaser Common Shares received by the holders of Series B Convertible Preferred Stock upon the redemption of the then outstanding shares of Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation;

(ppp) “Redemption Share Value” shall mean the product of (i) the total number of Redemption Shares multiplied by (ii) the volume weighted average trading price of the Purchaser Common Shares on the NYSE (or, if not so traded on the NYSE, then the stock exchange on which the Purchaser Common Shares are then so traded) for the ten (10) trading days immediately prior to (but not including) the date of redemption of the Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation;

(qqq) “Redemption Issue Value” shall mean the product of (i) the total number of shares of Series B Convertible Preferred Stock issued to the Seller at Closing after giving effect to Section 3.3 multiplied by (ii) $1,000;

(rrr) “Redemption Target” shall mean the positive difference, if any, between (i) the Redemption Issue Value and (ii) the Share Conversion Value (if such difference produces zero or a negative number, then the Redemption Target shall be $0);

(sss) “Registered Intellectual Property” shall mean all United States and foreign: (i) Patents, (ii) registered Trademarks, and applications to register Trademarks, (iii) registered Copyrights registrations, and applications to register Copyrights, (iv) internet domain names and (v) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time;

(ttt) “Registration Rights Agreement” shall mean the Registration Rights Agreement between the Seller and the Purchaser and to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit B;

(uuu) “Representatives” shall mean, in relation to a Person, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective Affiliates;

(vvv) “Required Information” shall mean (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target Companies for the 2012 and 2013 fiscal years, (b) for any Marketing Period ended on or before November 12, 2014, the Most Recent Financial Statements, (c) for any Marketing Period ending after November 12, 2014 but on or before February 12, 2015, the Third Quarter 2014 Financial Statements, (d) for any Marketing Period ending after February 12, 2015 but prior to May 14, 2015, the Year End 2014 Financial Statements, (e) for any Marketing Period ending after May 14, 2015, the First Quarter 2015 Financial Statements, (f) information reasonably required for the Purchaser to prepare pro forma consolidated financial statements (including a consolidated balance sheet and related statements of income, stockholders’ equity and cash flows) for the Target Companies meeting the requirements of Regulation S-X for registration statements on Form F-1 (it being understood that consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information or financial data customarily excluded from a Rule 144A offering memorandum may be excluded), but which need not include adjustments for purchase accounting, as of and for the twelve month period ending on the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant to clause (a), (b), (c), (d) or (e) above, so long as such recently completed fiscal period is a calendar quarter end, and (g) information regarding the Target Companies within the Target Companies’ control that is customarily delivered by a borrower regarding an acquired company and necessary for the preparation of a customary information memorandum and other syndication materials for senior secured term loan financings; provided, that, it is understood and agreed that all such information provided pursuant to the foregoing clauses (a) – (g) by the Target Companies shall be prepared (and provided to the Purchaser) solely in accordance with IFRS;

(www) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto;

(xxx) “SEC Documents” shall mean all material forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a party or any of its Affiliates with any Governmental Authority pursuant to the Securities Laws;

(yyy) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(zzz) “Securities Laws” shall mean the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Governmental Authority promulgated thereunder;

(aaaa) “Seller Related Parties” shall mean Seller and Target Companies and each of their respective affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives;

(bbbb) “Series A Preferred Stock” shall mean the Purchaser’s Series A Preferred Stock, par value $0.01 per share, having the rights, preferences and privileges set forth in the Certificate of Incorporation of the Purchaser;

(cccc) “Series B Convertible Preferred Stock” shall mean the Purchaser’s Series B Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation;

(dddd) “Share Cap” shall mean the number of whole shares of Series B Convertible Preferred Stock that can be issued by Purchaser to the Seller at the Closing under the rules and regulations of the New York Stock Exchange without requiring a vote of the stockholders of Purchaser;

(eeee) “Share Conversion Value” shall mean the product of (i) $27.14 multiplied by (ii) the total number of Purchaser Common Shares which shall have been received by the holders of the Series B Convertible Preferred Stock upon conversion of shares of Series B Convertible Preferred Stock to Purchaser Common Shares pursuant to Section 6 of the Certificate of Designation;

(ffff) “Software” shall mean computer software programs in any form, including source code, executable code or object code formats;

(gggg) “Subsidiary” and, collectively the “Subsidiaries,” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries);

(hhhh) “Target Companies” shall mean the Company and all of its Subsidiaries, and “Target Company” shall mean any of them;

(iiii) “Target Net Working Capital” shall have the meaning set forth on Schedule A;

(jjjj) “Tax” or “Taxation,” shall mean any (i) national, state, provincial, municipal and local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether or not disputed, (ii) liability for the payment of any amounts of the type described in the foregoing clause (i) arising as a result of being (or ceasing to be) a member of any combined, consolidated, affiliated, unitary, or other similar group (or being included (or required to be included) in any Tax Return relating thereto) and (iii) liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person other than pursuant to an agreement entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes;

(kkkk) “Tax Authority” shall mean any taxing or other Governmental Authority (whether in the United States or elsewhere) competent to impose any Tax Liability, or assess or collect any Tax;

(llll) “Tax Liability” shall mean a liability of any Target Company to make or suffer an actual payment of Tax (or an amount in respect of Tax);

(mmmm) “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax;

(nnnn) “Trade Secrets” shall mean all trade secrets, and other confidential know-how, technical, scientific, research and development or business information that is not generally known to, and not readily ascertainable through proper means by, the public and other Persons who might obtain economic value from its disclosure or use, including confidential formulas, designs, devices, technology, inventions, methods, process and compositions, whether or not patentable;

(oooo) “Trademarks” shall mean U.S. and foreign trademarks, trade dress, service marks, trade names, domain names, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith;

(pppp) “Transaction Documents” shall mean the Registration Rights Agreement, the Certificate of Designation and the other documents and agreements contemplated hereby and thereby;

(qqqq) “Transaction Expenses” shall mean, in each case, solely to the extent not paid prior to or at the Closing by the Seller or the Target Companies, without duplication, the sum of (i) all amounts that are payable by any Target Company to (x) counsel to the Target Companies or the Seller and (y) all other transaction advisors engaged by the Target Companies or the Seller, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the Proposed Transaction, in the case of each of clauses (x) and (y) for services rendered through the Closing Date, (ii) all amounts (including the employer portion of related payroll and other similar employer withholding taxes) that are payable by any of the Target Companies to directors, officers, consultants or employees of any Target Company (including former directors, officers, consultants or employees) as a result of the execution of this Agreement or the consummation of the Proposed Transaction, including any amounts (x) arising pursuant to Section 7.1(e)(H) or (y) required to be made or paid pursuant to the Investment Offer Letters set forth as items 4 through 7 on Schedule 5.3 of the Disclosure Letter as in effect as of immediately prior to the Closing, but excluding any payments as a result of any actions by the Purchaser Group on or after the Closing, (iii) all amounts that are payable to the Seller or Affiliates of the Seller (following the Closing) by any Target Company as a result of the execution of this Agreement or the consummation of the Proposed Transaction, (iv) all amounts that are payable by any of the Target Companies pursuant to that certain Option Deed set forth as item 3(ii) on Schedule 5.3 of the Disclosure Letter as in effect as of immediately prior to the Closing as a result of the execution of this Agreement or the consummation of the Proposed Transaction, and (v) all amounts payable by the Company pursuant to Section 11.4(b); provided, that, Transaction Expenses shall not include any amounts (a) deducted from the Purchase Price as Indebtedness, (b) included as current liabilities in the calculation of Net Working Capital or (c) any fees or expenses incurred by the Purchaser in connection with the Proposed Transaction whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Purchaser); and

(rrrr) “US Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Section 1.2 Interpretation.  In this Agreement, unless the context otherwise requires, headings do not affect the interpretation of this Agreement.  References to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. References to “dollars” or “$” are references to the lawful currency of the United States of America.  Any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.  The words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day.  The terms “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s).  For purposes of this Agreement, only those documents and agreements which have been posted to the virtual data room entitled “Jackknife” as of the date of this Agreement shall be deemed to have been “delivered,” “provided,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Seller.  In the event a subject matter is addressed in more than one representation and warranty, Purchaser or Seller, as the case may be, will be entitled to rely only on the most specific representation and warranty addressing such matter.  Disclosure of any matter in any Section of the Disclosure Letter or Purchaser Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other sections of the Disclosure Letter or Purchaser Disclosure Letter, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter, Purchaser Disclosure Letter or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).  No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

Section 1.3 Schedules and Exhibits.  The Schedules, Disclosure Letter, Purchaser Disclosure Letter and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

ARTICLE II
SALE AND PURCHASE

Section 2.1 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Purchaser shall purchase the Share from the Seller, and the Seller shall sell the Share to the Purchaser, free and clear of all Encumbrances.

ARTICLE III
PURCHASE AND SALE

Section 3.1 Purchase Price.  The purchase price for the Share shall be an amount equal to, without duplication: (i) $3,510,000,000, (ii) plus the Net Working Capital Overage as of the Benchmark Time (if any), (iii) minus the Net Working Capital Underage (if any) as of the Benchmark Time, (iv) minus Indebtedness as of the Benchmark Time, (v) minus Transaction Expenses, (vi) minus the Net Tax Reserve (if any) as of the Benchmark Time, (vii) plus the Net Tax Asset (if any) as of the Benchmark Time and (viii) plus Cash as of the Benchmark Time (the amount calculated pursuant to this sentence, the “Purchase Price”).

Section 3.2 Closing Purchase Price.  On or before the date that is five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Purchaser a statement, certified by the Company’s Chief Financial Officer (the “Closing Purchase Price Statement”), setting forth the Seller’s good faith estimate of (a) the Estimated Net Working Capital, (b) the Estimated Indebtedness, (c) the Estimated Transaction Expenses, (d) the Estimated Net Tax Amount, (e) the Estimated Cash, and (f) the resulting calculation of the Purchase Price as of the Closing Date (such calculation, the “Closing Purchase Price”), together with reasonable supporting detail.  The Closing Purchase Price Statement will be prepared in accordance with the principles and procedures set forth on Schedule A.

Section 3.3 Closing Payments.  The Closing Purchase Price shall be paid by delivery to the Seller of (i) cash in an amount equal to the Closing Purchase Price minus $600,000,000 (such amount, the “Cash Closing Consideration”) by wire transfer of immediately available funds to the Seller and (ii) the Purchaser Preferred Stock Consideration; provided, however, that in no event shall more than the Share Cap be issued in connection with the Closing; provided, further, that in the event the Purchaser Preferred Stock Consideration would be greater than the Share Cap if not for the imposition of the Share Cap, then the Purchaser shall pay to the Seller an additional amount in cash equal to (x) $600,000,000 minus (y) $1,000 multiplied by the number of shares of Series B Convertible Preferred Stock actually issued to the Seller pursuant to clause (ii) above after imposition of the Share Cap.

ARTICLE IV
CLOSING AND POST-CLOSING ADJUSTMENTS

Section 4.1 Closing.  The Closing of the Proposed Transaction shall take place on the first (1st) Business Day of the calendar month immediately following the calendar month in which each of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)) or at such other date and time as the Purchaser and the Seller may mutually agree in writing.  The Closing shall take place at the offices of Greenberg Traurig LLP, 200 Park Avenue, New York, NY 10166 or at such other location as the parties hereto agree in writing.  The date on which the Closing occurs is herein referred to as the “Closing Date”.  Notwithstanding the first sentence of this Section 4.1 or any other provision of this Agreement, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)), then the Closing shall take place on the first (1st) Business Day of the calendar month immediately following the calendar month in which the Marketing Period ended, or if the Marketing Period ended within five (5) Business Days of such date, the first (1st) Business Day of the next calendar month, unless another date is agreed to in writing by the Purchaser and the Seller.

Section 4.2 Seller Actions and Deliverables at the Closing.  At the Closing, the Seller shall:

(a) deliver certified resolutions of a meeting of the respective boards of directors of the Company and each of the Subsidiaries at which such directors shall have:

(i) in the case of the Company only, voted in favor of the transfer of the Share to the Purchaser and voted in favor of the registration of the Purchaser as member of the Company in respect of the Share (subject only to the production of a duly stamped transfer);

(ii) in the case of each Target Company, appointed such persons as the Purchaser may nominate as directors and company secretary of the relevant Target Company with immediate effect and approved the resignations of such persons as directors and company secretary as may be required by the Purchaser;

(b) deliver a duly executed transfer by the registered holder of the Share in favor of the Purchaser together with the share certificate representing the Share (or, if the share certificate is found to be missing, an express indemnity in respect of any such share certificate, in a form satisfactory to the Purchaser);

(c) deliver a duly executed irrevocable power of attorney from the Seller in favor of the Purchaser generally in respect of the registered interest in the Share and in particular to enable the Purchaser to attend and vote at general meetings of the Company pending registration of the Purchaser in the register of members of the Company;

(d) deliver to the Purchaser the Tax reference number of the Seller for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012;

(e) deliver to the Purchaser letters of resignation in the form set forth on Schedule 4.2(e) of the Disclosure Letter duly executed and effective as of the Closing by such directors, officers and the Company Secretary of the Target Companies identified by the Purchaser in accordance with Section 7.9;

(f) deliver to the Purchaser the Registration Rights Agreement executed by the Seller;

(g) deliver to the Purchaser all common seals, certificates of incorporation, certificates of incorporation on change of name, register of allotment, transfers, members and directors and minute books (properly written up to the time immediately prior to the Closing of the Proposed Transaction) and any other statutory books required to be kept by the relevant Target Companies; and

(h) deliver to the Purchaser a certificate of an executive officer of the Seller pursuant to Section 8.2(d).

Section 4.3 Purchaser Deliverables at the Closing.  At the Closing, the Purchaser shall:

(a) pay, by wire transfer of immediately available funds, the Cash Closing Consideration to the Seller to accounts designated by the Seller in writing to the Purchaser in accordance with Article III;

(b) pay, by wire transfer of immediately available funds, an amount sufficient to pay the amount of Transaction Expenses estimated by the Seller on the Closing Purchase Price Statement to each applicable Person identified by the Seller and to the accounts specified by the Seller;

(c) deliver to the Seller the Purchaser Preferred Stock Consideration in accordance with Article III free and clear of all Encumbrances other than restrictions on transfer provided for by applicable federal and state securities laws and Encumbrances imposed by the Registration Rights Agreement;

(d) deliver to the Seller the Registration Rights Agreement executed by the Purchaser;

(e) deliver to the Seller a certificate of an executive officer of the Purchaser pursuant to Section 8.3(d); and

(f) deliver to the Seller a certificate of an executive officer of the Purchaser in the form of the certificate set forth on Schedule 4.3(f) of the Disclosure Letter.

Section 4.4 Post-Closing Adjustment.

(a) As promptly as practicable following the Closing and in no event later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver a statement (the “Post-Closing Statement”), setting forth the Purchaser’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Transaction Expenses (the “Preliminary Transaction Expenses”), (iv) Cash as of the Benchmark Time (the “Preliminary Cash”), (v) the Net Tax Amount as of the Benchmark Time (the “Preliminary Net Tax Amount”) and (vi) the resulting calculation of the Purchase Price (such calculation the “Preliminary Purchase Price Amount”), together with full and complete supporting detail and documentation.  The Post-Closing Statement shall be accompanied by a certificate of the Chief Financial Officer of the Purchaser stating that the Post-Closing Statement has been prepared in accordance with the principles and procedures set forth on Schedule A.

(b) Upon receipt of the Post-Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Net Working Capital, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Cash, the Preliminary Net Tax Amount and the resulting Preliminary Purchase Price Amount.  In connection with the review of the Post-Closing Statement, the Purchaser shall give, and shall cause the Company and its and the Company’s Affiliates and Representatives to give, to the Seller and its Representatives reasonable access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, the Purchaser or the Company or their respective accountants and Representatives, including, without limitation, to such historical financial information relating to the Company as the Seller or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of the Post-Closing Statement in accordance with this Section 4.4(b).  If the Seller has accepted such Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement.  In the event that the Seller delivers a Statement of Objections during the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve any such objection on Net Working Capital, Indebtedness, Transaction Expenses, Net Tax Amount or Cash, as the case may be, within thirty (30) days following the receipt by the Purchaser of the Statement of Objections.  If the parties are unable to reach an agreement as to such amounts and adjustments within such thirty (30) day period, then either party may submit such matter to Deloitte & Touche LLP, or, if such accounting firm is unable or unwilling to serve in such role, another nationally-recognized independent accounting firm reasonably acceptable to the Purchaser and the Seller (in either case, such accountant, the “Settlement Accountant”) (provided, that, if the Purchaser and the Seller cannot agree on an accountant within forty (40) days of receipt by a party of a Statement of Objections, then the American Arbitration Association shall appoint the Settlement Accountant), for resolution of the remaining disputed matters.  The Settlement Accountant shall only consider those items on the Statement of Objections.  The Settlement Accountant’s determination shall take into account the definitions of Net Working Capital, Cash, Indebtedness, Transaction Expenses and Net Tax Amount contained herein.  The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within twenty (20) days after the submission of any dispute to the Settlement Accountant.  The Settlement Accountant’s determination shall be based solely on the presentations to be made by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and the Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties hereto.  The costs and expenses of the Settlement Accountant shall be borne by the Seller and the Purchaser in proportion to the difference between the Settlement Accountant’s determination of the net value of Net Working Capital, Indebtedness, Cash, Transaction Expenses, Net Tax Amount and the net value claimed by the Purchaser and the Seller.  For example, if it is the Purchaser’s position that the total net adjustment owed is $300, the Seller’s position that the total net adjustment owed is $100 and the Settlement Accountant’s finding that the total net adjustment owed is $150, then the Purchaser shall pay 75% (300-150 / 300-100) of such fees and expenses and the Seller shall pay 25% (150-100 / 300-100) of such fees and expenses.  The Post-Closing Statement as agreed to by the parties or as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and the (i) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses (the , (iv) the Net Tax Amount set forth on such Final Closing Statement shall be deemed the final Net Tax Amount, (v) the Cash set forth on such Final Closing Statement shall be deemed the final Cash and (vi) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).

(c) In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), the Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with the Seller, by wire transfer of immediately available funds, an amount equal to such Final Overage.

(d) In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), the Seller shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with the Purchaser, by wire transfer of immediately available funds, an amount equal to such Final Underage.

(e) The parties hereto agree that any adjustment as determined pursuant to this Section 4.4 shall be treated as an adjustment to Purchase Price, except as otherwise required by Law.

Section 4.5 Interest.  If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount from but excluding the due date to and including the date of actual payment calculated on a daily basis.

Section 4.6 Additional Purchase Price Adjustment.  If the Redemption Share Value shall be less than the Redemption Target upon the redemption of the then outstanding shares of the Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation upon the Maturity Date (as defined in the Certificate of Designation), then, within ten (10) Business Days following the date of redemption of the Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation, the Purchaser shall pay to the Seller an amount in cash, by wire transfer of immediately available funds to an account designated in writing by the Seller, equal to (a) the amount by which the Redemption Target exceeds the Redemption Share Value the (“Make Whole Payment”) minus (b) the Resolution Payment Amount; provided, that if the Make Whole Payment is less than the Resolution Payment Amount, then the Seller shall pay to the Purchaser an amount in cash, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, equal to (x) the Resolution Payment Amount minus (y) the Make Whole Payment.   If (i) the Seller shall have converted all of the shares of Series B Convertible Preferred Stock pursuant to Section 6 of the Certificate of Designation, (ii) the Purchaser shall have redeemed the Series B Convertible Preferred Stock for cash pursuant to Section 7 of the Certificate of Designations rather than Purchaser Common Shares or (iii) the Redemption Share Value exceeds the Redemption Target, then, within ten (10) Business Days following the date of redemption of the Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation (or in the case of clause (i), the date the Series B Convertible Preferred Stock would have been so redeemed), as applicable, the Seller shall pay to the Purchaser an amount in cash, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, equal to the Resolution Payment Amount; provided, that the Resolution Payment Amount shall be payable, or set off against the Make Whole Payment, only once.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, the Seller represents and warrants to the Purchaser as follows:

Section 5.1 Authority; Enforceability.

(a) The Seller has the requisite corporate power and authority to execute this Agreement and the Transaction Documents to which the Seller is a party, perform its obligations hereunder and thereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which the Seller is a party and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Seller and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been, and upon their execution and delivery the Transaction Documents shall have been, duly and validly executed and delivered by the Seller and constitutes, and upon their execution the Transaction Documents shall constitute, assuming due authorization, execution and delivery of this Agreement and the applicable Transaction Documents by the Purchaser, a valid and binding legal obligation of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally.

Section 5.2 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and the Transaction Documents by the Seller does not, and the performance of this Agreement and the Transaction Documents by the Seller will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) those required by reasons of the regulatory status or operations of the Purchaser.

(b) The execution and delivery of this Agreement and the Transaction Documents by the Seller does not, and the consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Seller’s or any Material Subsidiary’s memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents (collectively, “Governing Documents”), (ii) assuming all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by the Target Companies or any applicable Laws or Governmental Orders, or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any Material Contract, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.3 The Share.

(a) The Seller is legal and beneficial owner of the Share.

(b) The Seller owns the Share free and clear of all Encumbrances other than Encumbrances that are imposed by any applicable Securities Laws or Encumbrances created or caused by the Purchaser. There is no agreement or arrangement or obligation to create or give any Encumbrance over or affecting the Share and no claim has been made by any person to be entitled to any such Encumbrance. As of the date of this Agreement and at the Closing Date, the Seller will hold good and valid title to the Share, free and clear of all Encumbrances other than Encumbrances that are imposed by any applicable Securities Laws or Encumbrances created or caused by the Purchaser, and upon delivery of the stock transfer form in respect of the Share against payment therefor pursuant to the terms of this Agreement, the Purchaser will receive good title thereto and full beneficial ownership thereof, free and clear of all Encumbrances other than Encumbrances that are imposed by any applicable Securities Laws or Encumbrances created or caused by the Purchaser.

(c) The Share constitutes the whole of the allotted and issued share capital of the Company. The Share has been validly issued and fully paid up and all rights and interests of every kind existing in respect of the Share are valid and enforceable.

(d) There are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Seller or the Company is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares of the authorized share capital or other securities of the Company. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of the Company.

Section 5.4 Organization; Subsidiaries.

(a) The Seller is duly organized, validly existing and in good standing or its functional equivalent under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.  The Company is duly incorporated and validly existing  or its functional equivalent under the Laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.  Each of the Seller and the Company is duly qualified or otherwise authorized to do business in each of the jurisdictions in which such entity is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is not the subject of any insolvency, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding.

(b) Schedule 5.4(b) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the Subsidiaries of the Company.  The Material Subsidiaries constitute all of the Subsidiaries of the Company that would be deemed to be “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Act.

(c) Each of the Subsidiaries: (i) is duly organized, validly existing and in good standing or its functional equivalent under the Laws of its jurisdiction of organization, except where failure to be so duly organized, validly existing, or in good standing or its functional equivalent, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) has all necessary power to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) is duly qualified or otherwise authorized to do business in each of the jurisdictions in which such entity is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) All of the outstanding issued share capital, shares or membership interests, other equity rights, interests or other securities of each Subsidiary, are duly and validly issued and outstanding, fully paid and non-assessable and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws, (ii) Permitted Encumbrances and (iii) those Encumbrances that will be released on or prior to the Closing Date.

(e) There are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Seller, the Company or any Subsidiary is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares of the authorized share capital or other securities of any Subsidiary. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of any Subsidiary.

(f) No Material Subsidiary is the subject of any insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding.

(g) The Company has made available to the Purchaser true and complete copies of the Governing Documents of each Material Subsidiary as in effect as of the date of this Agreement.

(h) Schedule 5.4(h) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the Persons (other than the Subsidiaries) in which the Company owns, directly or indirectly, any issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (such Persons, the “Non-Controlled Minority Investments”).  Such issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof of the Non-Controlled Minority Investments are held of record and owned beneficially by the Company or such Subsidiaries identified on Schedule 5.4(h) of the Disclosure Letter.  The Company or one or more of its Subsidiaries has good and valid title to such issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws or the Governing Documents of such Non-Controlled Minority Investment, (ii) Permitted Encumbrances or (iii) those Encumbrances that will be released on or prior to the Closing Date.

Section 5.5 Financial Statements.  Schedule 5.5 of the Disclosure Letter sets forth true and correct copies of the following financial information (the “Financial Statements”): (i) the audited consolidated balance sheet, statement of operations, statement of comprehensive income, statement of changes in net assets and statement of cash flows, as of and for the fiscal years ended December 31, 2011 and December 31, 2012 for Arysta LifeScience Corporation, a Japanese corporation and a wholly owned Subsidiary of the Company, and its consolidated Subsidiaries (the “JGAAP Financial Statements”), (ii) the audited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, as of and for the fiscal years ended December 31, 2012 and December 31, 2013 (the “Reference Date”) for the Target Companies (including, in each case, any related notes) (the “Audited Financial Statements”) and (iii) the unaudited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows as of and for the six (6) months ended June 30, 2013 (the “2013 Interim Financial Statement”) and June 30, 2014 (the statements for June 30, 2014 being, the “Most Recent Financial Statements”) for the Target Companies.

Section 5.6 Financial Statement Preparation; Undisclosed Liabilities.

(a) The Financial Statements have been prepared from the books, records and accounts of the Target Companies referenced therein and in accordance with the Accounting Principles as in effect for the periods covered thereby and present fairly in all material respects the financial condition of the Target Companies referenced therein as of such dates and the results of operations of the Target Companies referenced therein for such periods; provided, however, that the Most Recent Financial Statement are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b) None of the Target Companies has any Liabilities that would be required by IFRS to be reflected on a consolidated balance sheet other than Liabilities (i) that are reflected in the Most Recent Financial Statement, (ii) were incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statement, (iii) have arisen under any Material Contract set forth on the Disclosure Letter or permitted hereunder, (iv) are required to be included as a Transaction Expense or (v) that would not reasonably be expected to be material to the Target Companies, taken as a whole.

Section 5.7 Position Since Reference Date.  Since the Reference Date and through the date of this Agreement, except in connection with the Proposed Transaction or the Company’s proposed initial public offering of its equity securities, (i) the Target Companies have not conducted their respective business in any material respect not in the Ordinary Course of Business and (ii) the Target Companies have not suffered any change in the business, operations or financial position, taken as a whole, which changes, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.8 Compliance with Applicable Laws; Authorizations.

(a) Each Target Company is, and has been since December 31, 2011, in compliance with all applicable Laws and Governmental Orders, except for such instances of non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since December 31, 2011, neither the Seller nor any Target Company has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order that would, in any such case, be material to the Target Companies, taken as a whole.

(b) The Target Companies own, hold, possess or lawfully use in the operation of their business all Authorizations which are necessary to conduct their business in all material respects as currently conducted.  Such Authorizations are valid and in full force and effect.  The business of the Target Companies is not being conducted in violation or default of such Authorizations.  Since December 31, 2011, neither the Seller nor any Target Company has received any written notification from any Governmental Authority threatening to revoke any such Authorization, except as would not be material to the Target Companies, taken as a whole.

Section 5.9 Insurance.  The Company maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as would reasonably be expected to be customary for companies of a similar size operating in the same or similar industry and are sufficient to comply with applicable Law. Each material insurance policy of the Company is in full force and effect as of the date of this Agreement, all premiums payable to date have been paid and, to the Knowledge of the Seller, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under them.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the applicable insured parties have complied with the provisions of the applicable material insurance policies of the Company, and (b) since December 31, 2011, neither the Seller nor any Target Company has received any written notice regarding (i) the cancellation or invalidation of any of the existing material insurance policies of the Company or (ii) any refusal of coverage under, or any rejection of any material claim under, any such material insurance policies of the Company.

Section 5.10 Contracts.  Schedule 5.10 of the Disclosure Letter lists, as of the date of this Agreement, all of the following contracts and agreements (other than purchase orders entered into in the Ordinary Course of Business) to which each of the Target Companies, is a party and which have not been entirely fulfilled or performed (collectively, “Material Contracts”):

(a) any agreement that by its terms requires the payment by or on behalf of any Target Company in excess of $5,000,000 per annum, or the delivery by any Target Company of goods or services with a fair market value in excess of $5,000,000 per annum or provides for any Target Company to receive payments in excess of $5,000,000 per annum, in each case other than any such agreement which can be terminated at will on less than 90 days’ notice;

(b) any agreement that (i) requires any Target Company to purchase any material portion of any product or service from a third party that would be material to the Target Companies, taken as a whole, or (ii) requires that any Target Company deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price of more than $5,000,000 individually or in the aggregate, in each case other than any such agreement which can be terminated at will on less than 90 days’ notice;

(c) any contract that relates to an acquisition or divestiture of material businesses or assets (whether by merger, sale of stock, sale of assets or otherwise) that contains covenants, indemnities or other contractual obligations that could impose a Liability that is material to the Target Companies, taken as a whole;

(d) any agreement under which any Target Company has any outstanding Indebtedness of the type described in clause (a) of the definition thereof in excess of $5,000,000;

(e) any agreement with any employee, officer, director, consultant or any agreement with a representative who is a Manager, as such term is defined in Second Amended and Restated Limited Partnership Deed of Nalozo MIV L.P., as amended, in each case providing for a termination, change of control, retention or similar payment;

(f) any bonds or agreements of guarantee in which any Target Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person in excess of $5,000,000;

(g) any partnership or joint venture agreements that are either (i) material to the operations of the Target Companies, taken as a whole, or (ii) could require any payment or contribution in excess of $5,000,000;

(h) any agreement limiting or restraining in any material respect any Target Company or any successor thereto from soliciting customers or engaging or competing in any manner, in any location or in any business;

(i) any agreement providing for the license of or settlement with respect to material Business IP (other than commercially available software and hardware);

(j) any agreement providing that a Target Company indemnify any Person in an amount that would be material to the Target Companies, taken as a whole, other than any such agreement entered into in the Ordinary Course of Business;

(k) any agreement relating to interest rate or commodity swaps, interest rate caps, interest rate collar, or interest rate insurance arrangements, involving derivative, swap, foreign exchange option or similar commodity price hedging arrangements, or that are otherwise similarly designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of the Seller or any Target Company; or

(l) any agreement that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the material assets of the Target Companies, taken as a whole.

Section 5.11 Enforceability of Material Contracts; Defaults under Material Contracts.  The Seller has made available to the Purchaser a true, correct and complete (other than redactions of pricing or competitively sensitive information) copy of each written Material Contract in effect as of the date of this Agreement and, if oral, a written description of the material terms of such oral Material Contract.  As of the date of this Agreement, each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Target Companies or, to the Knowledge of the Seller, any other party to such Material Contracts or any event which will create a default thereunder by the Target Companies, that would be material to the Target Companies, taken as a whole.  As of the date of this Agreement, there exists no actual or, to the Knowledge of the Seller, threatened termination, cancellation, or material limitation of, or any material amendment, material modification, or material change to any Material Contract.

Section 5.12 Litigation.  As of the date of this Agreement, there is (i) no action, claim, suit, arbitration or proceeding or, to the Knowledge of the Seller, investigation pending before any Governmental Authority against any of the Target Companies or, to the Knowledge of the Seller, threatened in writing, that, in each case, (a) involves a claim in excess of $1,000,000, (b) challenges or seeks to prevent, enjoin or otherwise delay the Proposed Transaction, (c) involves a claim for an unspecified amount which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (d) seeks injunctive relief that is reasonably likely to be granted and would be material to the Target Companies, taken as a whole.  Since December 31, 2011, neither the Seller nor any Target Company have been subject to any material Governmental Order, and to the Knowledge of the Seller, there are no such material Governmental Orders threatened to be imposed.

Section 5.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Target Companies own, in each case free from Encumbrances other than Permitted Encumbrances, or have a valid license to or other right to use, all of the Business IP; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights (which is addressed below in this Section 5.13). No action, claim, suit, arbitration or proceeding is, as of the date of this Agreement, pending or, to the Knowledge of the Seller, threatened that challenges the legality, validity, enforceability, use, or ownership of any material item of Business IP  in any material respect.  Except as listed on Section 5.13(a) of the Disclosure Letter, to the Knowledge of the Seller, all of the Target Companies’ material Registered Intellectual Property is valid and enforceable.  No current and former employees of the Target Companies, or with respect to material Business IP no independent contractors of the Target Companies, have any ownership interest in or right to any Business IP or any Business IP owned by the Seller or any of the Target Companies that prevents the use of such Intellectual Property Rights in the business of the Target Companies.  To the Knowledge of the Seller, as of the date of this Agreement, (i) no operations of any Target Company or any product manufactured or distributed by any Target Company, as conducted or manufactured during the past three (3) years has infringed, violated or misappropriated the Intellectual Property Rights of any Person in any material respect and (ii) no Person is infringing, violating or misappropriating any Owned IP.  The representations and warranties set forth in this Section 5.13 are the sole and exclusive representations and warranties of the Seller with respect to infringement, misappropriation or other violation of Intellectual Property Rights.  As of the date of this Agreement, except as set forth in Section 5.13(a) of the Disclosure Letter, there are no pending, or to the Knowledge of the Seller, threatened, actions, suits or proceedings pending against Seller or the Target Companies alleging that the conduct of the business of the Target Companies infringes or otherwise misappropriates the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 5.13(b) of the Disclosure Letter contains a list, as of the date of this Agreement, of (i) all Registered Intellectual Property and (ii) certain Software owned by the Target Companies.

(c) The Target Companies have, during the past three (3) years, complied, and are presently in compliance, in all material respects, with all applicable Laws relating to data breach notification, data privacy, data security, and/or protection of personal information.  As of the date of this Agreement, and except as would not be material to the Target Companies, taken as a whole, the business of the Target Companies has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed including any unauthorized access or breach of security with respect to personal information or other sensitive data.

(d) The computer systems, including the Software, hardware, networks and interfaces, (collectively, “Systems”) used in the conduct of the business of the Target Companies are sufficient for the needs of the business of the Target Companies as presently conducted as of the date of this Agreement, including as to capacity and ability to process current and anticipated peak volumes. In the twelve months prior to the date of this Agreement, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any such Systems which has caused the substantial disruption or interruption in or to the use of such Systems by the Target Companies in a manner material to the Target Companies, taken as a whole.  To the Knowledge of the Seller, the Target Companies have commercially reasonable disaster recovery plans, procedures and facilities with respect to the Systems used in the conduct of business of the Target Companies.

Section 5.14 Real Property.  Schedule 5.14 of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material real property owned by the Target Companies (and the address of such real property) and the name of the applicable owner thereof.  With respect to each such parcel of owned real property (a “Parcel”) listed on Schedule 5.14 of the Disclosure Letter:

(a) the entity owning such Parcel holds valid fee title to such Parcel free and clear of all Encumbrances other than Permitted Encumbrances;

(b) there are no subleases, licenses, concessions or other written agreements (including without limitation outstanding options or rights of first refusal) granting to any party the right of use or occupancy of any portion of any material Parcel or rights to purchase any material Parcel or any portion thereof or interest therein;

(c) there are no parties (other than the Target Companies) in possession of any Parcel, other than tenants under any leases who are in possession of space to which they are entitled;

(d) to the Knowledge of the Seller, each material structure on any Parcel is in sufficient repair and operating condition for the conduct of the business of the Target Companies in all material respects as currently conducted; and

(e) neither the Seller nor any Target Company has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of any Parcel, except as would not be material to the Target Companies, taken as a whole.

Section 5.15 Leased Property.  Schedule 5.15 of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property used by the Target Companies pursuant to leases, subleases, licenses and/or any other types of occupancy agreements, that are material to the Target Companies, taken as a whole and as currently operated (any such lease, license or other occupancy agreement, individually, a “Real Property Lease”).  The applicable Target Company has a valid and enforceable leasehold interest under each of the Real Property Leases, and, to the Knowledge of the Seller, no Target Company has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Real Property Leases, except such defaults that are not material to the Target Companies, taken as a whole.  Neither the Seller nor any Target Company has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of any real property that is material to the operations of the Target Companies, taken as a whole, pursuant to a Real Property Lease. The Seller has made available to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date of this Agreement, together with all material amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof to which a Target Company is a party.

Section 5.16 Personal Property.  Each of the Target Companies (a) owns, leases or licenses from third parties all material tangible personal property required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good and valid title to all such tangible personal property owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, and (c) upon consummation of the Proposed Transaction, assuming the accuracy of the Purchaser’s representations set forth in Article VI, will be entitled to continue to use all such tangible personal property which is currently employed by it or them in the conduct of their respective businesses in all material respects as presently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such tangible personal property, taken as a whole, is in good working condition, ordinary wear and tear excepted.

Section 5.17 Employment Matters.  Schedule 5.17 of the Disclosure Letter lists, as of the date of this Agreement, all of the following:

(a) all employees, consultants, officers, directors and agents of any Target Company with an annual base salary or compensation in excess of $200,000 or equivalent local currency; and

(b) a description of any material share incentive scheme, share option scheme or profit sharing, bonus, severance scheme, or other incentive scheme applicable to any of the current or former directors or employees of any Target Company under which any Target Company has an obligation.

Section 5.18 Labor Matters.  To the Knowledge of the Seller, as of the date of this Agreement, no Target Company is involved in any labor or trade disputes that involves a claim in excess of $1,000,000 with any trade union, association of trade unions, works council, European works council or body representing the employees of any Target Company or any material number or category of its employees, and to the Knowledge of the Seller, no such dispute is pending or threatened.  None of the Target Companies is party to any collective bargaining agreement or other agreement with any labor union or any other similar organization.  No labor union or similar organization currently represents the employees of any Target Company, and to the Knowledge of the Seller, no labor union or similar organization, or any employees of any Target Company have taken any action with respect to organizing the employees of any Target Company.  None of the Target Companies in the United States has, in the last three (3) years, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of any Target Company in the United States without complying with the notice requirements and other provisions of WARN which could cause any liability any Target Company.

Section 5.19 Employee Benefits. The following representations in this Section 5.19 apply exclusively to the Target Companies’ United States operations:

(a) Generally.

(i) Schedule 5.19(a)(i) of the Disclosure Letter lists, as of the date of this Agreement, all material employee benefit plans, programs, agreements and/or arrangements and all material employment, consulting, change in control and/or severance agreements or other similar arrangements in which any of the current or former employees, directors and/or individual consultants of the Target Companies participate in the United States and to which any Target Company is a party or by which any of them is bound or has any Liability or obligation under including, without limitation, as a result of its affiliation with any ERISA Affiliate (collectively, the “Benefit Plans”), including (a) any profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, performance units, pension, retainer, consulting, retirement, severance, change of control, supplemental unemployment benefits, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for “fringe benefits,” perquisites or “survivor benefits” to employees, officers, directors and/or consultants or their respective beneficiaries, (c) any hospitalization, health, welfare, dental, disability, life insurance or other benefit plan, or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not such arrangement is subject to ERISA.

(ii) The Seller has made available to the Purchaser true and complete copies of all Benefit Plans and, with respect to each Benefit Plan, if applicable, (a) the current summary plan description and any master or prototype plan document(s) and material modifications thereto, (b) the Form 5500 filed in the most recent plan year, (c) the most recent determination or opinion letter from the Internal Revenue Service, (d) the most recent actuarial report or other financial statement of each of the Benefit Plans, (e) trust agreements or other funding arrangements for each Benefit Plan (including insurance contracts) and (f) the nondiscrimination testing results for the most recently completed plan year.

(iii) The Benefit Plans have been operated in all material respects in compliance with their terms and the applicable provisions of ERISA and the US Tax Code, the regulations and published authorities under each, and all other Laws applicable to the Benefit Plans. There are no actions (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened against any Target Company or any Benefit Plan or its assets, or arising out of any of the Benefit Plans which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Benefit Plan is under audit or investigation by the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation or other regulatory agency and, to the Knowledge of the Seller, no such audit or investigation is threatened.  No prohibited transaction (within the meaning of Section 4975 of the US Tax Code or 406 of ERISA) has occurred with respect to any Benefit Plan that would, individually or in the aggregate (relating to the same Benefit Plan), reasonably be expected to have a Company Material Adverse Effect.

(iv) All contributions and premiums due from any Target Company with respect to any Benefit Plan have been timely made in all material respects or have been properly accrued as Liabilities in all material respects of the Target Companies.   All material reports, returns and similar documents required to be filed on behalf of any Benefit Plan with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed in all material respects.

(v) None of the Target Companies is a party to any agreement, contract, arrangement or plan, including any Benefit Plan, that has resulted or will result, separately or in the aggregate, directly or indirectly, in any payment of any “excess parachute payment” within the meaning of US Tax Code Section 280G (or similar provisions of state, local or foreign Tax law).

(b) Qualified Plans.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the US Tax Code and any trust maintained pursuant thereto has received a determination or opinion letter to such effect and that any such trust is exempt from federal income taxation under Section 501(c) of the US Tax Code, and nothing has occurred with respect to the operations of the Benefit Plans which is reasonably likely to cause the loss of such qualification or exemption.

(c) Title IV Plans.  Each Target Company and its ERISA Affiliates do not and have not in the last six (6) years sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and US Tax Code Section 414(j)) or (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)).  Each Target Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably be expected to incur any liability under Title IV of ERISA including, without limitation, and current or potential withdrawal liability.  Neither the Target Companies nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under any multi-employer plan.

(d) Post-employment Plans.  No Target Company maintains or is obligated to provide benefits under any life, medical or health plan, that provides benefits to retirees other than (i) benefit continuation rights under Section 4980B of the US Tax Code or Part 6 of Subtitle B of Title I of ERISA, or similar state law,  (ii) benefits under insured plans maintained by any Target Company provided in the event an employee is disabled at the time of termination of the employee’s employment with any Target Company and the conversion privileges provided under such insured plans, (iii) coverage otherwise mandated by applicable Law, (iv) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, and (v) deferred compensation benefits accrued as liabilities on the books of the Company or any Target Company and disclosed on their financial statements.

Section 5.20 Non-U.S. Benefit Plans.  Schedule 5.20 of the Disclosure Letter sets forth a list, as of the date of this Agreement, of any material benefit arrangements maintained outside of the United States by the Target Companies including any deferred compensation agreements, executive compensation plans, bonus plans, profit-sharing plans, pension plans, severance pay or retirement plans, share option plans, employee share purchase plans, private life insurance plans or hospitalization insurance plans (the “Non-U.S. Benefit Plans”). With respect to each Non-U.S. Benefit Plan, (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in all material respects in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance, or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current or former participants in such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 5.21 Taxes.

(a) Each of the Target Companies has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them.  No Target Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes due and owing by each Target Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Target Company has made an adequate provision for such Taxes in the Target Company’s financial statements (in accordance with the applicable Accounting Principles).

(b) Each Target Company has withheld and paid each material Tax required to have been withheld and paid (in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) There are no Encumbrances for material Taxes upon the assets of the any Target Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable Accounting Principles has been made in the Company’s financial statements.

(d) Except as set forth in Schedule 5.21(d) of the Disclosure Letter, no deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against any Target Company remains unpaid unless being contested in good faith by appropriate proceedings.  There are no waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of any Target Company.  Except as set forth in in Schedule 5.21(d) of the Disclosure Letter, there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of (or owed by) any Target Company.

(e) No claim (which remains unresolved) has been made in writing by any taxing authority in a jurisdiction where any Target Company does not file Tax Returns that such Target Company is subject to Tax in that jurisdiction.

(f) No Target Company has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) No Target Company has agreed to make, nor is it required to make, any adjustments under Section 481(a) of the US Tax Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method.

(h) No Target  Company has (i) ever been a member of an affiliated, consolidated, combined, unitary or similar group (including within the meaning of US Tax Code §1504(a)) filing a consolidated Tax Return (other than a group of which it is a current member), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the any Target Company owe any amount under any such agreement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), or (iii) any Liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Target Companies.

(i) No U.S. Target Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the US Tax Code) during the applicable period specified in Section 897(c)(1)(a) of the US Tax Code.

(j) No U.S. Target Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the US Tax Code.

(k) Each Target Company is in substantial compliance with all applicable transfer pricing Laws.  The prices for any property or services (or for the use of any property) provided by one Target Company to another Target Company or any of its Affiliates are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the US Tax Code.

(l) No U.S. Target Company has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 5.22 Brokers and Finders.  Neither the Seller nor any Target Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction.

Section 5.23 Environmental Matters.

(a) Except as would not be material to the Target Companies, taken as a whole: (i) the Target Companies possess all Authorizations required by Environmental Laws for their respective businesses as currently conducted; (ii) the Target Companies are in compliance with applicable Environmental Laws; (iii) there are no lawsuits pending against any Target Company alleging the violation of, noncompliance with or liability under applicable Environmental Laws; and (iv) no written notice under applicable Environmental Law has been received from a Governmental Authority that is currently outstanding for the release of Hazardous Substances, or requiring remediation of Hazardous Substances by the Target Companies.

(b) Except as would not be material to the Target Companies, taken as a whole, to the Knowledge of the Seller, no Hazardous Substances have been released or disposed of at, on, under or directly from any Parcel or any of the real property used by the Target Companies pursuant to Real Property Leases in violation of applicable Environmental Laws or Authorizations required by Environmental Laws for which the Target Companies are liable that have not been remediated or are not the subject of ongoing remedial activities.

(c) Except as would not be material to the Target Companies, taken as a whole, neither the Seller nor any Target Company is investigating, remediating or monitoring Hazardous Substances at or from any Parcel or any of the real property used by the Target Companies pursuant to Real Property Leases, or at any other real property operated by the Seller or any Target Company or at any disposal sites at which Hazardous Substances have been disposed of by the Seller or any Target Company, pursuant to any Environmental Law that has not been disclosed to the Purchaser.

(d) Except as would not be material to the Target Companies, taken as a whole, there is not located at any of the Parcels or any of the real property used by the Target Companies pursuant to Real Property Leases or any other real property currently or formerly owned, leased or operated by any Target Company any underground storage tanks containing Hazardous Substances for which the Seller or any Target Company is responsible and which constitutes a violation by the Seller or any Target Company of any Environmental Law.

(e) Except as would not be material to the Target Companies, taken as a whole, the Seller has made available to the Purchaser copies of all relevant and non-privileged Phase I Environmental Site Assessment reports and similar third-party investigations prepared for the Seller or the Target Companies with respect to the Parcels, or the real property used by the Target Companies pursuant to Real Property Leases, that are in the possession or control of the Seller or any Target Company and which were received in the four (4) years prior to the date of this Agreement.

(f) The representations and warranties set forth in this Section 5.23 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

Section 5.24 Suppliers and Customers.  Schedule 5.24 of the Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) the ten (10) largest suppliers (by dollar amount) to the Target Companies, taken as a whole, since January 1, 2014 (“Major Suppliers”) and (ii) the ten (10) customers with the highest dollar amount of purchases or services from the Target Companies, taken as a whole, between January 1, 2013 and December 31, 2013 (“Major Customers”).  No Major Supplier or Major Customer has since January 1, 2014 materially decreased or limited, or to the Knowledge of the Seller, threatened to materially decrease or limit, its provision or receipt of services to or from any of the Target Companies.  No termination, cancellation or material limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of any Target Company has occurred or, to the Knowledge of the Seller, is threatened with any Major Supplier or Major Customer.

Section 5.25 Related Party Transactions.  Except (x) for the Benefit Plans and employment relationships entered into and compensation paid in the Ordinary Course of Business or (y) as listed on Schedule 5.25 of the Disclosure Letter, as of the date of this Agreement, none of the Seller, any Affiliate of the Seller (other than any Target Company) or any officer, director or other management employees of any Target Company (each, a “Related Party”) (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to or contractor for any Person that does business with, or has any contractual arrangement with, any Target Company (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between any of the Target Companies) or (b) is a party to an agreement with a Target Company.

Section 5.26 FCPA Matters.  To the Knowledge of the Seller, since January 1, 2011, no Target Company (including any of their respective officers, directors, agents, or employees) has, directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Target Companies in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”) or, in violation of the FCPA (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 5.27 Import/Export Compliance.

(a) Import Compliance.  To the Knowledge of the Seller, the business of the Target Companies has been in the past five (5) years in compliance with all applicable import Laws, including, but not limited to, the laws and regulations administered by United States Customs and Border Protection (“CBP”), except for such instances of non-compliance which would not be material to the Target Companies, taken as a whole.  Except as would not be material to the Target Companies, taken as a whole, neither the Seller, the Target Companies, nor any products that are imported in connection with the business of the Target Companies, have been in the five (5) years preceding the date of this Agreement, subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by CBP, or to any detentions, seizures or forfeitures by CBP, and neither the Seller, nor the Target Companies have made any prior disclosures to CBP of any violation of customs laws during such period.  To the Knowledge of the Seller, the Target Companies have not been at any time in the past five (5) years, and are not currently, subject to any investigation or enforcement action by CBP.  Except as would not be material to the Target Companies, taken as a whole, taken as a whole, all import duties, fees and other charges owed to CBP in connection with the business of the Target Companies have been paid, and none of the products imported in connection with the business of the Target Companies are subject to any antidumping duty, countervailing duty or other penalty.

(b) Export Compliance.  To the Knowledge of the Seller, the Target Companies are, and have been during the past five (5) years, in compliance with applicable provisions of United States export Laws and regulations, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15 C.F.R. §§ 730-774), the economic sanctions regulations and guidelines administered by the United States Department of Treasury, Office of Foreign Assets Control and the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States government, and the export Laws of the other countries where it conducts business, except for such instances of non-compliance which would not be material to the Target Companies, taken as a whole.  Neither the Company nor any of the Target Companies has received in the past five (5) years any written notice from any Governmental Authority alleging noncompliance with respect to any applicable export Laws.

Section 5.28 Product Registrations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) All Product Registrations are valid and are in full force and effect;

(b) Neither the Seller nor the Target Companies are in default of any applicable requirement or obligation to provide data in support of the Product Registrations;

(c) No Product Registration is subject to any third party claims for compensation, other than pursuant to commercial arrangements entered into by any Target Company in the Ordinary Course of Business;

(d) Neither the Seller nor the Target Companies have, in connection with the business of the Target Companies, manufactured, blended, compounded, formulated for resale, imported, exported, sold or used any product or compound without first obtaining a Product Registration, to the extent a Product Registration is required to do so;

(e) No Governmental Authority has taken, nor to the Knowledge of the Seller, has any Governmental Authority threatened to take any action to suspend, cancel, or restrict the use of any Product Registration;

(f) To the Knowledge of the Seller, the information and data provided to Governmental Authorities in connection with applying for or obtaining the Product Registrations was at the time of its provision accurate and deemed acceptable by the Governmental Authorities; and

(g) The Target Companies and after the Closing the Purchaser, the Target Companies or the Purchaser’s Affiliates will either own or have access to all information and data provided to Governmental Authorities in connection with obtaining the Product Registrations.

Section 5.29 Investment Intent; Risk; Ownership of Purchaser Common Shares.

(a) The Seller is acquiring the shares of Series B Convertible Preferred Stock and the Purchaser Common Shares issuable upon conversion of such Purchaser Preferred Stock Consideration for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the shares of Series B Convertible Preferred Stock or the Purchaser Common Shares issuable upon conversion of such shares of Series B Convertible Preferred Stock, in violation of the federal securities Laws.

(b) The Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) The Seller understands that the shares of Series B Convertible Preferred Stock and the Purchaser Common Shares issuable upon conversion of such shares of Series B Convertible Preferred Stock to be acquired by it pursuant to this Agreement have not been registered under the Securities Act.  The Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom.

(d) The Seller is an informed and sophisticated participant in the transactions contemplated hereby and has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with the acquisition by the Seller of the shares of Series B Convertible Preferred Stock and the Purchaser Common Shares issuable upon conversion of such shares of Series B Convertible Preferred Stock on the terms hereunder.  The Seller understands that the acquisition of the shares of Series B Convertible Preferred Stock and the Purchaser Common Shares issuable upon conversion of such shares of Series B Convertible Preferred Stock to be acquired by it pursuant to the terms of this Agreement involves substantial risk.  The Seller can bear the economic risk of its investment (which may be for an indefinite period).

Section 5.30 No Further Representations.  Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V, and in entering into this Agreement and acquiring the Share from the Seller, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Target Companies or any of their businesses or in any materials made available to the Purchaser during the course of its due diligence investigation of the Target Companies, other than those representations and warranties set forth in this Article V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (x) the Purchaser Disclosure Letter or (y) the Purchaser SEC Reports, in each case, other than any forward-looking disclosures, risk factors, cautionary statements or similar disclosures therein, the Purchaser represents and warrants to the Seller, as follows:

Section 6.1 Authority; Enforceability.

(a) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which the Purchaser is a party and the consummation of the Proposed Transaction has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been, and upon their execution and delivery the Transaction Documents shall have been, duly executed and delivered by the Purchaser and constitutes, and upon their execution the Transaction Documents shall constitute, assuming due authorization, execution and delivery of this Agreement and the applicable Transaction Documents by the Seller, a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally.

Section 6.2 Non-contravention; Consents.

(a) The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and the performance of this Agreement and the Transaction Documents by the Purchaser will not, require any consent, approval or Authorization of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay either the Purchaser from consummating the Proposed Transaction, (iii) as may be required by the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) and (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and acceptance thereof by such Secretary of State.

(b) The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Governing Documents of the Purchaser, (ii) assuming the Certificate of Designation is filed with, and accepted by, the Secretary of State of the State of Delaware, all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by the Purchaser or any applicable Laws or Governmental Orders applicable to the Purchaser, or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement or contract to which the Purchaser is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the Proposed Transaction.

Section 6.3 Organization.  The Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

Section 6.4 Litigation.  As of the date of this Agreement, there is no litigation, arbitration, or administrative proceeding pending, or to the knowledge of the Purchaser, threatened in writing, against the Purchaser that seeks to, and the Purchaser is not subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to enjoin, rescind or materially delay the ability of the Purchaser to effect the Closing or otherwise prevent the Purchaser from performing in all material respects its obligations hereunder.

Section 6.5 Capitalization.  Schedule 6.5 of the Purchaser Disclosure Letter sets forth, with respect to the Purchaser, as of the date of this Agreement, (a) the number of authorized shares of Purchaser Common Shares, Purchaser Preferred Stock and Series A Preferred Stock, (b) the total number of shares of Purchaser Common Shares and the Series A Preferred Stock that are outstanding and (c) the number of shares of Purchaser Common Shares reserved for issuance upon (i) the exercise of warrants to purchase shares of Purchaser Common Shares and (ii) the conversion of the Series A Preferred Stock.  As of the date of this Agreement, there are no other authorized or outstanding equity interests of the Purchaser, and there are no other authorized and outstanding equity interests of the Purchaser convertible into or exchangeable for any other equity interests of the Purchaser.  There are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Purchaser Common Shares, in each case, to which the Purchaser or any of its Subsidiaries is a party.  All shares of Purchaser Common Shares and Series A Preferred Stock that are issued and outstanding have been validly issued and are fully paid and non-assessable.  Neither of the shares of Purchaser Common Shares nor Series A Preferred Stock was issued in violation of any preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of Purchaser Common Shares or Purchaser Preferred Stock may vote.  Since January 23, 2014, through the date of this Agreement, except as expressly contemplated by this Agreement, the Purchaser has not repurchased any shares of its capital stock.

Section 6.6 Financial Statements; Filings; No Undisclosed Liabilities.

(a) The Purchaser has timely filed or furnished all SEC Documents required to be filed or furnished by the Purchaser since January 23, 2014 (together with all such SEC Documents filed, whether or not required to be filed the “Purchaser SEC Reports”).  The Purchaser SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements in such Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading.  To the extent required by Securities Laws, each Purchaser SEC Report was accompanied by the certificates required to be filed or submitted by the Purchaser’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certificate, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act and as permitted under the Jumpstart Our Business Startup Act (the “JOBS Act”).  No member of the Purchaser Group other than the Purchaser is required to file any SEC Documents.

(b) Each of the Purchaser Financial Statements (including, in each case, any related notes) contained in the Purchaser SEC Reports, complied as to form in all material respects with applicable Securities Laws and other applicable Laws, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Purchaser and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act appropriate for an “emerging growth company” as permitted under the JOBS Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Purchaser in the reports that it is required to file or submit, or files or submits, under the Securities Act and the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  The Purchaser maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) appropriate for an “emerging growth company” as permitted under the JOBS Act.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Purchaser are being made only in accordance with authorizations of management and directors of the Purchaser, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Purchaser’s assets that could have a material effect on its financial statements. The Purchaser has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Purchaser’s auditors and the audit committee of the Purchaser’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and has identified for the Purchaser’s auditors and audit committee of the Purchaser’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Purchaser’s internal control over financial reporting.

(d) Since January 23, 2014 through the date of this Agreement, (i) neither the Purchaser nor any of its Subsidiaries nor any director, officer, employee, auditor or accountant of the Purchaser or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, that the Purchaser or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Purchaser or any of its Subsidiaries, whether or not employed by the Purchaser or any of its Subsidiaries, has reported to the board of directors of the Purchaser or any committee thereof or to any director or officer of the Purchaser any evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 23, 2014, by the Purchaser or any of its officers, directors, employees or agents.  To the knowledge of the executive officers of the Purchaser and except as set forth in Schedule 6.6(d) of the Purchaser Disclosure Letter, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Purchaser or any of its Subsidiaries or any malfeasance by any executive officer of the Purchaser.

(e) There are no outstanding or unresolved comments from any comment letters received by the Purchaser from the SEC relating to any of the Purchaser SEC Reports.  To the knowledge of the executive officers of the Purchaser, none of the Purchaser SEC Reports is the subject of any ongoing review by the SEC.

(f) The Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.  The Purchaser has not, in the preceding twelve (12) months, received notice from the NYSE to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of the NYSE.  The Purchaser is in compliance with all such listing and maintenance requirements.

(g) To the actual knowledge of the executive officers of the Purchaser, none of the Purchaser or its Subsidiaries has any material Liabilities that would be required under GAAP to be disclosed on a balance sheet of the Purchaser or any of its Subsidiaries as of the date of this Agreement other than Liabilities (i) that are reflected in the Purchaser Financial Statements, (ii) were incurred in the ordinary course of business since January 23, 2014 or (iii) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Purchaser and its Subsidiaries, taken as a whole.

Section 6.7 Financing.  The Purchaser has delivered to the Seller true and complete copies of an executed commitment letter, together with the related fee letter (with only the fee amounts and the economic terms of the “flex” provisions contained therein redacted) in effect as of the date of this Agreement (the “Debt Commitment Letter”) from Barclays plc, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Nomura Corporate Funding Americas, LLC, Nomura Securities International, Inc., UBS AG, Stamford Branch and UBS Securities LLC to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”).  Except as permitted in accordance with the terms of this Agreement, as of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (provided that the Purchaser may replace, amend, modify or supplement the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, or otherwise so long as the terms would not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter as of the date of this Agreement, (B) materially delay the Closing or (C) reduce the proceeds available thereunder), and the respective commitments contained in such letter has not been withdrawn or rescinded in any respect.  The Purchaser has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.  There are no conditions precedent or other contingencies related to the funding of the full amount (or a portion) of the Debt Financing, other than as set forth in or expressly contemplated by the Debt Commitment Letter, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in or contemplated by the Debt Commitment Letter.  Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the accuracy of the representations and warranties set forth in Article V to the extent necessary to satisfy the condition in Section 8.2(a) and performance by the Seller of its obligations under this Agreement, the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand, will, in the aggregate, be sufficient for the Purchaser and the Company to pay all of the amounts required to be provided by the Purchaser for the consummation of the Proposed Transaction, including any amounts payable in connection with the adjustments contemplated by Section 4.4 and Section 4.6, and pay all related fees and expenses required to be paid as of the date of the consummation of such transaction, including the funds to be provided by (or on behalf of) the Purchaser to the Company to enable the Company to fund the repayment of the Specified Indebtedness and the satisfaction of amounts payable in respect of the Transaction Expenses; provided, that the foregoing shall not qualify or limit Purchaser’s obligations pursuant to Section 7.11(f).  As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter.  As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article V to the extent necessary to satisfy the condition in Section 8.2(a) and performance by the Seller of its obligations under this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser under the Debt Commitment Letter and (ii) the Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to the Purchaser on the date of the Closing.  There are no amendments, consents, waivers or modifications to the Purchaser Credit Agreement necessary to incur the Debt Financing contemplated by the Debt Commitment Letter.

Section 6.8 No Vote Required.  No vote of the holders of any class or series of capital stock of the Purchaser is necessary to approve this Agreement or to consummate the Proposed Transaction.

Section 6.9 Solvency.  The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any other Target Company.  Immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the Transaction Documents, the Purchaser will be Solvent.  As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed under this Section 6.9 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 6.10 Representations by the Purchaser as to the Series B Convertible Preferred Stock and Purchaser Common Shares.

(a) Upon consummation of the Proposed Transaction and the issuance of the Purchaser Preferred Stock Consideration in connection therewith, the shares of the Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration will be duly authorized by all necessary corporate action on the part of the Purchaser, validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than restrictions on transfer provided for by applicable federal and state securities laws and Encumbrances imposed by the Registration Rights Agreement.  The Certificate of Designation has been duly adopted and authorized, and when filed with, and accepted by, the Secretary of State of the State of Delaware, will be binding upon the Purchaser.

(b) Upon consummation of the Proposed Transaction and the issuance of the Purchaser Preferred Stock Consideration in connection therewith, the Purchaser Common Shares reserved for issuance upon conversion of the shares of the Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration will be duly authorized and reserved for issuance and, when issued upon conversion of the shares of the Series B Convertible Preferred Stock in accordance with the Certificate of Designation, such Purchaser Common Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances other than restrictions on transfer imposed by applicable federal or state Securities Laws. Neither the issuance of the shares of the Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration nor the issuance of the Purchaser Common Shares upon the conversion of the shares of the Series B Convertible Preferred Stock will be subject to any preemptive or similar rights.

(c) Assuming the accuracy of the representations and warranties of the Seller set forth in Article V, the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration issued pursuant to the terms of this Agreement and the Purchaser Common Shares issued upon conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration in accordance with the terms of the Certificate of Designation will be issued in accordance with all applicable Securities Laws and all Purchaser Common Shares issued upon conversion of the shares of the Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration will be approved for listing on the NYSE, subject only to official notice of issuance.

Section 6.11 Registration Rights.  As of the date this Agreement, other than as set forth on Schedule 6.11 of the Purchaser Disclosure Letter or pursuant to the Registration Rights Agreement, no Person has the right, contractual or otherwise, to cause the Purchaser to register under the Securities Act any shares of the Purchaser Common Shares, Purchaser Preferred Stock or any other capital stock of the Purchaser, or to include any such shares in any registration statement of the Purchaser. True and complete copies of the agreements set forth on Schedule 6.11 of the Purchaser Disclosure Letter have been disclosed in the Purchaser SEC Reports.

Section 6.12 Investigation.  The Purchaser hereby acknowledges and agrees that the Seller does not make any representations or warranties to the Purchaser, express or implied, other than those representations set forth in Article V.

Section 6.13 Disclaimer Regarding Projections.  In connection with the Purchaser’s investigation of the Target Companies, the Purchaser has received from the Seller and its Affiliates and their respective Representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data related to the Target Companies.  The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (b) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) the Purchaser shall have no claim against anyone with respect to any of the foregoing.

Section 6.14 Brokers and Finders.  Neither the Purchaser nor any of the Purchaser’s Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction for which the Seller is or could become liable.

Section 6.15 No Further Representations.  Notwithstanding anything contained in this Article VI or any other provision of this Agreement, it is the explicit intent of each party hereto that the Purchaser is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article VI, and in entering into this Agreement and distributing the Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration to the Seller, the Seller expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Purchaser or its businesses or in any materials made available to the Seller during the course of its due diligence investigation of the Purchaser, other than those representations and warranties set forth in this Article VI.

ARTICLE VII
COVENANTS

Section 7.1 Conduct of the Business of the Target Companies.

From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated by this Agreement, (ii) as required by applicable Law, (iii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) set forth on Schedule 7.1 of the Disclosure Letter, the Seller shall cause the Target Companies to (A) operate their respective businesses in the ordinary course of business, consistent with past practices and procedures (“Ordinary Course of Business”) and (B) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) sell, transfer, lease, sublease or otherwise dispose of any properties or assets (including intangible assets and equity interests) other than immaterial assets or properties in the Ordinary Course of Business;

(b) (A) commence any claim other than in the Ordinary Course of Business or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved exceeds $5,000,000 or involves a material restriction upon the operations of any Target Company;

(c) (A) amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise) any of its Material Contracts other than in the Ordinary Course of Business, (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract, (C) other than in the Ordinary Course of Business, enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, or (D) enter into any agreement with a Related Party;

(d) amend any of the Governing Documents of any Target Company (other than the Company) in a manner adverse to the Purchaser in any material respect;

(e) grant to any employee any material increase in compensation or benefits, except (A) for normal salary increases following performance reviews and payment of any performance-based incentives upon the achievement of performance goals with respect to plans in effect immediately prior to the date of this Agreement, (B) in connection with any newly hired employees and in connection with any promotions, (C) as may be required under existing U.S. Benefit Plans or Non-U.S. Benefit Plans, (D) as may be required by applicable Law or contemplated by this Agreement, (E) as may be required by any employment agreement in effect as of the date of this Agreement, (F) as may be required by any collective bargaining agreement, national collective bargaining agreement or similar arrangement with a union, trade union or works council set forth in Schedule 5.18 the Disclosure Letter, (G) for increases in base salaries that are determined by management of the Company in relation to market benchmarks, and which are, in the judgment of management, reasonably necessary for the Target Company to retain key employees or (H) for transaction or retention bonus arrangements so long as any payments thereunder are treated as Transaction Expenses;

(f) other than in the Ordinary Course of Business, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or any other equity of any Target Company, or declare or pay any dividend or make any other distribution in respect of any Target Company, other than dividends paid by any Target Company to the Company or any other Target Company;

(g) increase or reduce their respective share capital, or issue, grant or sell any stock, other equity interests, options, rights or warrants in any Target Company;

(h) adjust, split, combine or reclassify any capital stock or other equity of any Target Company;

(i) purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any Person (other than another Target Company), or otherwise acquire direct or indirect control over any Person (other than another Target Company);

(j) other than in the Ordinary Course of Business, permit any of the Target Companies’ assets or equity interests to become subjected to any material Encumbrance other than (x) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (y) Permitted Encumbrances;

(k) change or amend any material Tax elections or Tax Returns filed on or prior to the date of this Agreement, except in each case, in the Ordinary Course of Business or as required by applicable Law;

(l) make any material change to any Tax or accounting method or system of internal accounting control, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or IFRS or settle or compromise any Tax liability for an amount in excess of $4,000,000;

(m) incur, assume or guarantee any Indebtedness, except for borrowings under the Company’s existing credit facilities in the Ordinary Course of Business;

(n) authorize or commit to making any new capital expenditures not contemplated under the capital expenditures budget for fiscal year 2014 previously provided to the Purchaser;

(o) subject any Target Company to any bankruptcy, receivership, insolvency or similar proceeding;

(p) other than in the Ordinary Course of Business or as otherwise permitted in accordance with any other subsection of this Section 7.1, make any loans, advances or capital contributions to, or investments in, any Person; or

(q) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 7.2 Further Assurances.

(a) Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, and execute and deliver, or shall cause to be executed and delivered, such documents and other instruments as may be reasonably requested by another party hereto that is required, to consummate the Proposed Transaction.

(b) Following the Closing, at the written request of the Purchaser, the Seller shall (and shall use commercially reasonable efforts to procure that any other necessary parties will), as soon as practicable following the Seller’s receipt of the Purchaser’s written request, execute such documents, and take such other actions as may be reasonably required in connection with the assuring to or vesting in the Purchaser (including its nominee or nominees) the legal and/or beneficial ownership of the Share.

(c) From the Closing Date until the time set forth in Section 7.2(d), the Seller shall:

(i) and does hereby, irrevocably appoint the Purchaser to be its attorney to exercise in the absolute discretion of the Purchaser all rights attaching to the Share of the Company of which it is the registered holder or exercisable by the Seller in its capacity as a member of the Company.  The powers exercisable by the Purchaser will include the power to execute, deliver and do all deeds, instruments and acts in the Seller’s name and on the Seller’s behalf in pursuance of the foregoing, and will include the power to sub-delegate this power;

(ii) procure the irrevocable appointment in writing of the Purchaser as the attorney of the registered holder (the “Trustee”) of the Share of which it is not the registered holder, on the same terms as stipulated in Section 7.2(c)(i) above;

(iii) not exercise any rights attaching to the Share or exercisable by the Seller in its capacity as a member of the Company or appoint any other Person to exercise such rights, other than at the written request of the Purchaser and use commercially reasonable efforts to ensure that any Trustee of the Seller is similarly restricted by written agreement;

(iv) receive and hold in trust for the Purchaser any dividends, securities, notices, documents or other communications which may be received by the Seller from the Company or any third party in respect of the Share or in the Seller’s capacity as a member of the Company and use commercially reasonable efforts to ensure that any Trustee of the Seller does the same.  Without prejudice to the generality of the obligations imposed by the foregoing, the Seller undertakes and agrees to promptly procure the forwarding to the Purchaser of all such benefits, notices, documents and communications and to account to the Purchaser for all benefits arising from the Share registered in the Seller’s name or the name of any Trustee of the Seller and/or from the Seller’s or such Trustee’s capacity as a member of the Company;

(v) on the written request of the Purchaser, ratify all lawful deeds, instruments and acts exercised by the Purchaser in pursuance of this power and use commercially reasonable efforts to ensure that any Trustee of the Seller does the same; and

(vi) and acknowledges that, in acting under the power or powers set out in this Section 7.2(c), the Purchaser may act by its secretary or any director or Person acting pursuant to authority conferred by the Purchaser’s board of directors or any director.

(d) The powers and undertakings set out in Section 7.2(c):

(i) will cease to have effect when the Seller or any Trustee ceases to be a member of the Company, but without prejudice to any power exercised prior to that date; and

(ii) will not, other than as may be required by Law, terminate on the Seller’s or any Trustee’s previous death, bankruptcy or mental disorder or winding up (as the case may be) and will be accordingly binding on any personal representative, trustee in bankruptcy or trustee in respect of any mental disorder or on any liquidator as the case may be.

Section 7.3 Filings; Reasonable Cooperation.

(a) Each of the Seller and the Purchaser agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable antitrust Laws and regulations to consummate and make effective the Proposed Transaction, which actions shall include furnishing all information and documents required by applicable Law in connection with approvals of or filings with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”), including (i) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement and (ii) using commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign antitrust laws (as listed on Schedule 8.1(a) of the Disclosure Letter).  Notwithstanding anything to the contrary contained in this Agreement, each of the Seller and the Purchaser agree that (x) no later than the fifteenth (15th) Business Day following the date of this Agreement, any required notification and report forms under the HSR Act will be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and any required notification forms will be filed with the appropriate Governmental Antitrust Authority set forth on Schedule 7.3(a)-1 of the Disclosure Letter in accordance with local merger control Laws and (y) no later than the twentieth (20th) Business Day following the date of this Agreement, any required notifications forms will be filed with the appropriate Governmental Antitrust Authorities set forth on Schedule 7.3(a)-2 of the Disclosure Letter or, where submission of a notification is contingent on the approval of such Governmental Antitrust Authorities, appropriate pre-notification contacts will have been made.

(b) In connection with, and without limiting, the efforts referenced in Section 7.3(a), each of the Seller and the Purchaser shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust merger control laws and (ii) permit the other party to review any filing or submission prior to forwarding to any Governmental Antitrust Authority and accept any reasonable comments made by that other party.  The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and other Governmental Antitrust Authorities or, in connection with any proceeding by a private party, any other Person, and shall comply as promptly as practicable with any such inquiry or request.  Each of the Seller and the Purchaser agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority or, in connection with any proceeding by a private party, any other Person, in connection with the Proposed Transaction, unless it consults with the respective other party in advance and, to the extent not prohibited by such governmental entity, gives the respective other party the opportunity to attend and participate.  The Purchaser shall be responsible for the payment of all filing fees or other disbursements to the applicable Governmental Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article VIII (including, without limitation, document translation fees or third party expert fees but not including the costs of each party’s own legal advisors).

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Antitrust Authority or private party challenging the Proposed Transaction, each of the Seller and the Purchaser shall cooperate in all respects with each other and use its respective commercially reasonable efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Proposed Transaction; provided, however, that no party shall make any offer, acceptance or counter-offer to, or otherwise engage in discussions with, any Governmental Antitrust Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested or agreed to by the other parties, which agreement shall not be unreasonably withheld, delayed or conditioned.  Each party shall use its commercially reasonable efforts to provide full and effective support to the other parties in all material respects in all such negotiations and discussions to the extent reasonably requested by any such other party.

Section 7.4 Solicitation.  The Seller agrees that following the date of this Agreement, neither the Seller, nor any of the Target Companies, nor any of their respective directors, officers, Affiliates or Representatives will directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept, or furnish to any other Person any information with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the capital stock of any of the Target Companies or all or a material portion of the assets of any Target Company (other than the sale of inventory in the Ordinary Course of Business).  The Seller shall, and shall cause the Target Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

Section 7.5 Confidentiality.  The parties hereto acknowledge and agree that following the date of this Agreement, regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.6 Notice of Developments.

(a) During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Seller shall give the Purchaser prompt written notice of any material development that would make the satisfaction of any of the conditions set forth in Section 8.1 or Section 8.2 on the Closing Date impossible or reasonably unlikely; provided, that, the failure of the Seller to comply with this Section 7.6(a) shall not be given any effect for purposes of determining whether the conditions set forth in Section 8.1 or Section 8.2 have been satisfied or subjecting the Seller to liability for breach following termination of this Agreement.

(b) During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Purchaser shall give prompt written notice to the Seller of any material development that would (i) make the satisfaction of any of the conditions set forth in Section 8.1 or Section 8.3 on the Closing Date impossible or reasonably unlikely or (ii) be reasonably expected to result in a breach of the Debt Commitment Letter or would otherwise be reasonably expected to delay or prevent the consummation of the Debt Financing or the Proposed Transaction; provided, that, the failure of the Purchaser to comply with this Section 7.6(b) shall not be given any effect for purposes of determining whether the conditions set forth in Section 8.1 or Section 8.3 have been satisfied or subjecting the Purchaser to liability for breach following termination of this Agreement.

Section 7.7 Employees and Employee Benefits.

(a) From the Closing until December 31, 2015 (the “Transition Period”), the Purchaser or an Affiliate shall provide to those employees of the Target Companies as of immediately prior to the Closing who continue as employees of the Purchaser Group after the Closing Date (other than those represented by a union the “Continuing Employees”) compensation and benefits that are, in the aggregate, substantially similar to those such Continuing Employees were receiving under Target Companies’ Benefit Plans immediately prior to the Closing. In addition, during such Transition Period, the Purchaser shall provide Continuing Employees with substantially the same severance benefits such Continuing Employees were receiving under Target Companies’ Benefit Plans immediately prior to the Closing. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Target Companies, or other than as provided in any applicable employment agreement or other contract, to restrict the right of the Purchaser to terminate the employment of any such employee. The terms and conditions of employment for the employees of the Target Companies as of the Closing who are represented by a union and who continue with the Target Companies shall be governed by the applicable collective bargaining agreement.

(b) With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate at or after the Closing (the “New Company Plans”), the Purchaser or an applicable Affiliate shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements to the extent such pre-existing conditions, exclusions and waiting periods were waived or otherwise satisfied under a corresponding Benefit Plan of a Target Company immediately prior to the Closing Date or would have been so waiver or satisfied but for such Benefit Plan’s termination pursuant to Section 7.7(c), (ii) cause any annual deductibles, coinsurance or maximum annual out-of-pocket payments made by such Continuing Employees during the applicable plan year in which such Continuing Employee first participates in the applicable New Company Plan to reduce the amount of any annual deductibles, coinsurance and maximum annual out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Benefit Plan of a Target Company in respect of the same plan year or would have been so taken into account but for such Benefit Plan’s termination pursuant to Section 7.7(c); and (ii) recognize service credited by the Target Companies prior to the Closing for purposes of eligibility to participate and vesting credit (but not benefit accrual under any defined benefit pension plan) and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit, in any New Company Plan in which such employees may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Except as expressly provided herein, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Benefit Plan, (ii) limit the right of the Purchaser Group to amend, terminate or otherwise modify any Benefit Plan following the Closing or (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(d) Notwithstanding anything to the contrary in this Agreement, the Target Companies, in their sole discretion, shall be permitted to (i) prior to the Closing, pay out bonuses for any completed fiscal year to their employees in the Ordinary Course of Business, and (ii) on the Closing, pay to each eligible employee a pro rata bonus in respect of the Company’s then current fiscal year through the Closing based on the Target Companies’ determination, in good faith (and in consultation with the Purchaser), of the amounts earned, based on actual performance through the Closing.

(e) To the extent applicable, the Target Companies shall use commercially reasonable efforts to obtain and deliver to the Purchaser, prior to the initiation of the requisite stockholder approval procedure under Section 7.7(f), a parachute payment waiver, from each person who the Target Companies reasonably believe is, with respect to the Target Companies, a “disqualified individual” (within the meaning of Section 280G of the US Tax Code and the regulations promulgated thereunder), as determined immediately before the initiation of the requisite stockholder approval procedure under Section 7.7(f) and who would otherwise reasonably be expected to have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the US Tax Code as a result of the transactions contemplated by this Agreement, pursuant to which such person shall agree to waive any and all right or entitlement to the parachute payments (collectively, the “Payments”) to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the US Tax Code and the regulations promulgated thereunder, unless the requisite stockholder approval of the Payments is obtained pursuant to Section 7.7(f) below.

(f) The Target Companies shall use their commercially reasonable efforts to obtain the approval by such number of stockholders of the Target Companies as is required by the terms of Section 280G(b)(5)(B) of the US Tax Code so as to render the parachute payment provisions of Section 280G of the US Tax Code inapplicable to any and all Payments, with such stockholder vote to be obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the US Tax Code and the regulations promulgated thereunder.

(g) Each of the Seller and the Purchaser hereby consent and agree to the matters set forth on Schedule 7.7(g) of the Disclosure Letter.

(h) The Seller shall notify the Company in writing whether a payment of a Distributable Amount (as such term is defined in the LTI Plan) shall become payable within forty (40) Business Days prior to the Company or any other Participating Entity (as such term is defined in the LTI Plan) being required to make any payments of such Distributable Amount.  The Seller shall determine in good faith the Distributable Amount and shall notify the Company in writing of the amount of the Distributable Amount within ten (10) Business Days of the occurrence of a Trigger Event (as such term is defined in the LTI Plan).  Within ten (10) Business Days following such notification by the Seller, the Company shall, in good faith, calculate the  employer paid portion of employment, payroll or similar employee taxes payable by the Company or any other Participating Entity in connection with the Distributable Amount and inform the Seller of such amount.  Within ten (10) Business Days of such notice from the Company regarding the amount of employment, payroll or similar taxes (the “Payment Due Date”), the Seller shall pay to the Company an amount, in cash, equal to the Distributable Amount plus any employer paid portion of employment, payroll or similar  taxes payable by the Company or any other Participating Entity (as such term is defined in the LTI Plan) in connection with the Distributable Amount.  For a period of six (6) months following the payment of the Distributable Amount, the Seller shall indemnify and hold harmless the Company and the Participating Entities from and against any claims, damages or other losses the Company and the Participating Entities may incur in connection with any such calculation of the Distributable Amount and any payment thereof (so long as the Company and the Participating Entities make the payment of the Distributable Amount as instructed by the Seller). Neither the Company nor any Participating Entities may amend the LTI Plan in any respect following the Closing without consent of Seller.  After the Closing, except with respect to determination of the Distributable Amount, the Company and all Participating Entities shall administer the LTI Plan in good faith.

Section 7.8 Access to Properties, Books and Records.  From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Seller shall give the Purchaser reasonable access, upon reasonable notice during normal business hours to all properties, books, records and key management personnel of or pertaining to the Target Companies; provided, however, that the foregoing will not: (i) materially interfere with the day-to-day operations of the Target Companies, (ii) require the Seller or the Target Companies to provide access or to disclose information where such access or disclosure would contravene any Law confidentiality obligation under any contract,, or would result in the waiver of any attorney-client privilege or (iii) include any sampling or testing for or regarding any environmental matters without the Seller’s prior written consent.  Any information disclosed will be subject to the provisions of the Confidentiality Agreement.  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.  The parties acknowledge and agree that the Company may designate any competitively sensitive information made available to the Purchaser under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel).

Section 7.9 Directors and Officers.  To the extent requested by the Purchaser at least fifteen (15) days prior to the Closing, the Seller shall, or as appropriate shall cause the Target Companies to, request that the directors and officers of the Target Companies execute a letter of resignation in the form set forth in Schedule 4.2(f) of the Disclosure Letter.

Section 7.10 No Control of the Company’s Business

.  Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s or any other Target Company’s operations prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its, and the Target Companies’, operations.

Section 7.11 Purchaser Interim Covenants.  From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated in this Agreement or (ii) set forth on Schedule 7.11(a) of the Purchaser Disclosure Letter, the Purchaser shall, and shall cause is Subsidiaries to, (x) provide the Seller with prompt written notice of any litigation initiated by or against any member of the Purchaser Group, of which the Purchaser has notice, and which relates to the Proposed Transaction or the ability of the Purchaser to proceed to Closing and (y) without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned), not do any of the following:

(a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Antitrust Authority necessary to consummate the Proposed Transaction or the expiration or termination of any applicable waiting period, (ii) delay or adversely affect the Purchaser’s ability to obtain the Debt Financing (including adversely affecting the Purchaser’s ability to satisfy the conditions to the Debt Financing) on the date on which the Closing would otherwise occur in accordance with Section 4.1 or (iii) delay or prevent the consummation of the Proposed Transaction;

(b) amend, alter or repeal any of its Governing Documents (whether through merger, consolidation or otherwise) if such amendment, alteration or repeal would be adverse to the Seller in any material respect, including any such amendment, alteration or repeal that would alter or change the powers, preferences or relative, participating, optional, special or other rights of the Series A Preferred Stock;

(c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or any other equity of Purchaser, or declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any of its equity interests; split, combine or reclassify any of its equity interests; or combine or reclassify any of its equity interests; provided, that, this clause (c) shall not prohibit the Purchaser from declaring and paying dividends payable in capital stock of the Purchaser in respect of shares of Series A Preferred Stock that are required to be made in accordance with the terms of such shares;

(d) authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Purchaser ranking senior to or on parity with the Series B Convertible Preferred Stock with respect to the payment of dividends, redemption or the distribution of assets upon any liquidation, dissolution of winding up of the Purchaser;

(e) grant to any other Person the right, contractual or otherwise, to cause the Purchaser to register under the Securities Act any capital stock of the Purchaser with registration rights that interfere with, supersede, limit or take priority over, the registration rights of the Purchaser pursuant to the Registration Rights Agreement;

(f) utilize, or pay or transfer to any Person, any of the $600,000,000 of the cash proceeds obtained by the Purchaser or any of its Subsidiaries on or after October 1, 2014 from the sale of any equity securities of the Purchaser or any of its Subsidiaries, other than deposits made in escrow pursuant to Section  7.23;

(g) create or issue any class of equity securities or security exchangeable, exercisable, convertible, or redeemable for equity securities, with terms more favorable than the Series B Preferred Stock with respect to events that would constitute a Triggering Event (as defined in the Certificate of Designation) or otherwise require the Purchaser, or give the holder of such securities the right to require the Purchaser, to repurchase or redeem such securities or make a payment or distribution to such holder, other than with respect to the amount of the regular dividend or interest payable on such security or the rate at which such security may be exchangeable, exercisable, convertible or redeemable for shares of Purchaser Common Stock; provided, that in requesting the Seller’s consent regarding any such matter, the Purchaser shall offer to amend the terms of the Series B Convertible Preferred Stock to include any term of any such security requested by the Seller; or

(h) take or agree in writing or otherwise to take any of the actions precluded by the foregoing provisions of this Section 7.11.

Section 7.12 Maintenance of Purchaser Common Shares Reserved for Issuance; Listing.  From and after the date of this Agreement until there are no shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration outstanding, the Purchaser shall at all times reserve for issuance a sufficient number of Purchaser Common Shares for issuance upon the conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration in accordance with the Certificate of Designation.  Prior to the conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration into Purchaser Common Shares, the Purchaser shall cause the Purchaser Common Shares to be issued upon such conversion to be listed on the NYSE, subject to official notice of issuance, and the Purchaser shall give all notices and make all filings with the NYSE required in connection with the Proposed Transaction or the conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration into Purchaser Common Shares in accordance with the Certificate of Designation.

Section 7.13 Financing. The Purchaser shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by the Purchaser for the consummation of the Proposed Transaction, including any amounts payable in connection with the adjustments contemplated by Section 4.4 and Section 4.6, and all related fees and expenses required to be paid as of the date of the consummation of such transaction, including the funds to be provided by (or on behalf of) the Purchaser to the Company to enable the Company to fund the repayment of the Specified Indebtedness and the satisfaction of the amounts payable in respect of the Transaction Expenses.  In furtherance and not in limitation to the foregoing:

(a) subject to the terms and conditions of this Agreement, the Purchaser shall use its reasonable best efforts to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof.  The Purchaser shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, supplement, replacement, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 6.7 shall be true and correct); provided, that, any such reduction in the aggregate amount of the Debt Financing may be replaced with additional debt financing pursuant to the Debt Commitment Letter as may be modified in accordance with the terms hereof or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of the Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided that the Purchaser may amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay or prevent the Closing).  The Purchaser shall promptly deliver to the Seller copies of any such amendment, modification or replacement.

(b) the Purchaser shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter pursuant to its terms until the Proposed Transaction is consummated, (B) to negotiate definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter, (C) to satisfy on a timely basis all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts (including through litigation pursued in good faith) to cause the Persons committing to fund the Debt Financing to fund the Debt Financing at the Closing, (D) to enforce its rights (including through litigation pursued in good faith) under the Debt Commitment Letter, including to cause the Persons committing to fund the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Proposed Transaction and the other transactions contemplated hereby and (E) to comply with its obligations in all material respects under the Debt Commitment Letter.  The Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Seller copies of all substantially final drafts and executed definitive agreements for the Debt Financing Agreements.

(c) Without limiting the foregoing, the Purchaser agrees to notify the Seller promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) the Purchaser becomes aware of any material breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreement, (iii) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein, (iii) the Purchaser, any of its Affiliates or any other Loan Party (as defined in the Purchaser Credit Agreement) notifies the Administrative Agent and any Lender (each as defined in the Purchaser Credit Agreement) that an officer of a Loan Party has obtained knowledge of (x) the occurrence of any Default (as defined in the Purchaser Credit Agreement), or (y) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (as defined in the Purchaser Credit Agreement), and (iv) the Purchaser receives any communication from the Administrative Agent or any Lender (each as defined in the Purchaser Credit Agreement) that relates in any respect to the Purchaser’s ability to consummate the transactions contemplated by this Agreement.  The Purchaser shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing including, without limitation, creating, incurring, assuming or guaranteeing any Indebtedness, other than pursuant to (i) the Dollar Revolving Credit Facility (as defined in the Purchaser Credit Agreement) or the Multicurrency Revolving Credit Facility (as defined in the Purchaser Credit Agreement), in each case, in the ordinary course of business or (ii) Amendment No. 2, dated August 6, 2014, to the Purchaser Credit Agreement.

Section 7.14 Financing Cooperation.

(a) Prior to the Closing Date, the Seller shall provide to the Purchaser, and shall cause each of the Target Companies to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide all cooperation reasonably requested by the Purchaser in connection with the Debt Financing, any equity financing contemplated by the Purchaser, or any permitted replacement, amended, modified or alternative financing (collectively with the Debt Financing, the “Available Financing”) (provided, that, such requested cooperation does not unreasonably interfere with the ongoing operations of the Target Companies), including (i) furnishing the Purchaser with the Required Information (in the case of the Third Quarter 2014 Financial Statements, subject to the terms of Section 7.19(a)) and with such other information and documentation relating to the Target Companies reasonably required under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested by the Purchaser, (ii) furnishing the Purchaser, as promptly as reasonably practicable following the Purchaser’s written request, with financial and other pertinent information regarding the Target Companies customary for the arrangement of loans contemplated by the Available Financing, to the extent reasonably available to the Seller, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (it being understood that consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information or financial data customarily excluded from a Rule 144A offering memorandum may be excluded), including using commercially reasonable efforts to assist in preparation of customary information documents or rating agency or lender presentations relating to such arrangement of Available Financing, (iii) participating in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Available Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing or solicitation efforts of the Purchaser, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, lender presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing, (v) using commercially reasonable efforts to obtain title insurance and surveys reasonably requested by the Purchaser, (vi) using commercially reasonable efforts to obtain accountants’ comfort letters (and consents of accountants for use of their reports in any materials relating to the Available Financing and in connection with any filing required to be made by the Purchaser pursuant to the Securities Act or Exchange Act) at the expense of and as reasonably requested by the Purchaser, (vii) taking all corporate or other actions (excluding authorizations or other similar actions by a director of a Target Company that will not be a director after the Closing), subject to the occurrence of the Closing, reasonably requested by the Purchaser to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Company immediately after the Closing and (viii) assisting in the preparation of, and executing and delivering, any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates, customary representation letters, customary authorization letters and related deliverables relating to the Available Financing and reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents, in each case, and documents as may be reasonably requested by the Purchaser; provided, however, that, no obligation of the Seller or any Target Company under any agreement, certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Closing, and neither the Seller, nor any Target Company shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Closing.

(b) The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller or any Target Company in connection with the cooperation of the Seller and the Target Companies contemplated by this Section 7.14.  The Purchaser shall indemnify and hold harmless the Seller and the Target Companies from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information (other than historical financial information relating to the Target Companies and other than information furnished by or on behalf of the Target Companies) used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Seller’s, any Target Company’s or their respective Representatives’ gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Seller nor any Target Company shall be required to take any action that would (A) unreasonably interfere with the ongoing operations of the Target Companies, (B) cause any representation or warranty in this Agreement to be breached, (C) require any Target Company or the Seller to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the financings contemplated by the Debt Commitment Letter prior to the Closing, (D) cause any director, officer or employee of any Target Company to incur any personal liability, (E) conflict with the organizational documents of any of the Target Companies or any Laws, (F) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any contract to which the Seller or any Target Company is a party, (G) provide access to or disclose information that the Seller determines would jeopardize any attorney-client privilege of the Seller or any Target Company, (H) prepare separate financial statements for any Target Company or change any fiscal period, or (I) authorize any corporate action of the Seller or any Target Company that would become effective prior to the Closing.

(d) The Seller hereby consents to the use of the Target Company’s logos in connection with the Debt Financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Seller or any Target Company.  The Purchaser acknowledges and agrees that, other than reasonable out-of-pocket costs and expense subject to reimbursement pursuant to this Section 7.14, none of the Seller, the Target Companies or any of their respective Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that the Purchaser may raise in connection with the Proposed Transaction or any cooperation provided pursuant to this Section 7.14.  All non-public or otherwise confidential information regarding the Seller or any of the Target Companies obtained by the Purchaser or its Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.15 Seller Maintenance. Seller shall not, prior to the delivery of the Final Overage or Final Underage, as the case may be, in accordance with Section 4.4, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Seller.

Section 7.16 Repayment of Specified Indebtedness.  No later than ten (10) days prior to the Closing Date, the Seller shall provide to the Purchaser a list of Indebtedness required to be paid off in connection with the Closing (the “Specified Indebtedness”).  Seller shall use commercially reasonable efforts to cause the Company to deliver, or cause to be delivered, prior to the Closing, payoff letters in form and substance reasonably satisfactory to the Purchaser from each lender, creditor, noteholder or other counterparty to which the Specified Indebtedness is owing, in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Target Companies (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Encumbrances relating to such item.  At the Closing, immediately after the transfer of the Share, the Purchaser shall provide the Company with an amount equal to the Specified Indebtedness and the Purchaser shall cause the Company immediately thereafter (at the Closing) to pay, by wire transfer of immediately available funds, the amounts specified in the payoff letters delivered pursuant to this Section 7.16 to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein.

Section 7.17 Termination of Related Party Agreements.  The Seller shall cause all contracts between any Related Party (other than any Target Company), on the one hand, and the Target Companies, on the other hand, that are set forth on Schedule 7.17 of the Disclosure Letter to be settled or terminated prior to the Closing.

Section 7.18 Director and Officer Indemnification.  If the Closing occurs, the Purchaser and the Target Companies agree that all rights to indemnification and all limitations on liability existing in favor of any director or officer of the Target Companies, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Governing Documents of any Target Company shall survive the consummation of the Proposed Transaction and continue in full force and effect for a period of six (6) years and be honored by the Target Companies after the Closing during such period. The obligations of the Target Companies under this Section 7.18 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 7.18 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 7.18 applies shall be third party beneficiaries of this Section 7.18). If the Closing occurs, the Target Companies shall pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 7.18.

Section 7.19 Delivery of Financial Statements.

(a) The Seller shall use commercially reasonable efforts to cause to be prepared and delivered to the Purchaser on or prior to December 12, 2014, the unaudited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows as of and for the nine (9) months ended September 30, 2013 and September 30, 2014 (the “Third Quarter 2014 Financial Statements”) for the Target Companies; provided, that the failure of the Seller to deliver the Third Quarter 2014 Financial Statements by December 12, 2014 shall not be a breach of this Agreement.

(b) If the transaction contemplated by this Agreement has not closed prior April 1, 2015, the Seller shall use commercially reasonable efforts to cause to be prepared and delivered to the Purchaser on or prior to April 16, 2015, the audited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows as of and for the year ended December 31, 2014 (the “Year End 2014 Financial Statements”) for the Target Companies; provided, that the failure of the Seller to deliver the Year End 2014 Financial Statements shall not be a breach of this Agreement.

(c) If the transaction contemplated by this Agreement has not closed prior to July 1, 2015, the Seller shall use commercially reasonable efforts to cause to be prepared and delivered to the Purchaser on or prior to July 17, 2015, the audited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows  as of and for the three (3) months ended March 31, 2014 and March 31, 2015 (the “First Quarter 2015 Financial Statements”) for the Target Companies; provided, that the failure of the Seller to deliver the First Quarter 2015 Financial Statements shall not be a breach of this Agreement.

(d) Representations and warranties of the Seller in Section 5.6(a) and Section 5.6(b) shall me made mutatis mutandis with respect to the Third Quarter 2014 Financial Statements as if they were the Most Recent Financial Statements and, if required to be delivered pursuant to Section 7.19(b) and Section 7.19(c), the Year End 2014 Financial Statements and the First Quarter 2015 Financial Statements.

(e) No later than thirty-five (35) days following the last calendar day of each month following the date of this Agreement, the Seller shall provide to the Purchaser (i) financial results substantially similar to the reports contained in folder 22.1.2 of the “Jackknife” virtual data room and (ii) business unit review reports substantially similar to the reports contained in folder 22.1.4 of the “Jackknife” virtual data room, in each case covering the previous month.  Any failure to provide any such monthly statement of financial results on or prior to such thirty-fifth day, shall not be given any effect for purposes of determining whether the conditions set forth in Section 8.1 or Section 8.2 have been satisfied or subjecting the Seller to liability for breach following termination of this Agreement.

Section 7.20 Seller Structuring Transactions.  Prior to the Closing, the Seller may effect the transactions set forth on Schedule 7.20 of the Disclosure Letter with respect to the transfer of a portion of the equity capital of the Company to an Affiliate of the Seller; provided, that, the Seller shall cause such Affiliate to transfer such equity capital of the Company to the Purchaser at the Closing in exchange for the consideration contemplated by such Schedule 7.20 of the Disclosure Letter; provided, that the Seller shall not consummate such transactions if, in the reasonable good faith opinion of the Purchaser, such transactions will either (a) have an adverse effect on the Target Companies (or any of them) or (b) result in a delay in the consummation of the Proposed Transaction.

Section 7.21 Restricted Countries.  The Seller acknowledges that the Purchaser does not wish to continue and may in some instances be legally prohibited from continuing the business of the Target Companies in the Restricted Countries following the Closing.  To that end, prior to the Closing, the Seller shall terminate all the business and operations of the Target Companies in or directed to the Restricted Countries.  For purposes of this Agreement, “Restricted Countries” shall mean Cuba, Syria, Iran and Sudan.

Section 7.22 Resolution Payment Amount.  Following the Closing, the Target Companies shall defend in good faith the arbitration set forth as item 5 of Schedule 5.12 of the Disclosure Letter and shall not settle or compromise such arbitration without the prior written consent of the Seller, such consent not to be unreasonably withheld.  The aggregate amount payable by the Target Companies to the person identified on item 5 of Schedule 5.12 of the Disclosure Letter in final resolution of such arbitration by order of the arbitrator or by settlement permitted by this Section 7.22 shall be the “Resolution Payment”.  For purposes of this Agreement, the “Resolution Payment Amount” shall be the lesser of (x) the amount of the Resolution Payment and (y) the  amount set forth on Schedule 7.22 of the Disclosure Letter.

Section 7.23 Escrow Arrangements.  No later than five (5) Business Days following the date of this Agreement, the Purchaser shall have deposited $400,000,000 into an escrow account with J.P. Morgan, Wells Fargo or Bank of New York, as agreed by the Seller and the Purchaser and no later November 28, 2014, the Purchaser shall have deposited an additional $200,000,000 in such escrow account.  The release of any amounts from such escrow account shall be subject to the prior written consent of the Seller.

Section 7.24 Target Companies’ Post-Closing Information.  From and after the Closing until the Payment Due Date, the Purchaser shall provide the Seller with information concerning the Target Companies as reasonably requested to administer and comply with the Seller’s obligations under the Nalozo Shareholder Agreement.  The Purchaser shall not disclose to any Person any information concerning the terms and conditions of the Nalozo Shareholder Agreement and the Nalozo MIV L.P., as amended.

Section 7.25 Restriction on Transfer.

(a) Subject to paragraph (b) below, the Seller shall not, directly or indirectly (i) sell, assign, transfer (including by operation of Law), incur any Encumbrances, dispose of or otherwise transfer or encumber (each, a “Transfer”) any shares of Series B Convertible Preferred Stock, (ii) deposit any of the shares of Series B Convertible Preferred Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.25, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer or other disposition of any shares of Series B Convertible Preferred Stock or the economic interests thereunder.

(b) Notwithstanding the foregoing paragraph (a), the Seller may Transfer the shares of Series B Convertible Preferred Stock (including any Purchaser Common Shares issuable upon conversion of the shares of Series B Convertible Preferred Stock) to any of its Affiliates; provided, however, that (i) such Transfer in not in violation of any Securities Laws and the respective transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms and conditions of this Section 7.25 as if it were subject to such restrictions on Transfer (the “Lock-Up Acknowledgement”) and (ii) if any such transferee shall cease to be an Affiliate of the Seller during the period from the Closing Date until the date that is six (6) months following the Closing Date, such transferee shall be obligated to Transfer any such shares of Series B Convertible Preferred Stock (including any Purchaser Common Shares issuable upon conversion of the shares of Series B Convertible Stock) it received pursuant to this Section 7.25 back to the Seller prior the action or transaction that causes such transferee to no longer be an Affiliate of the Seller (and the Lock-Up Acknowledgement shall obligate such transferee to do the same).

(c) Nothing in this Section 7.25 shall prohibit the Transfer of the Purchaser Common Shares received by the holder of the shares of Series B Convertible Preferred Stock following conversion thereof pursuant to Section 6 of the Certificate of Designation.

Section 7.26 Transaction Expenses.  Following the determination of the Final Purchase Price (a) the Seller shall have no liability with respect to Transaction Expenses other than with respect to any amounts payable pursuant to Section 4.4 and (b) the Purchaser shall indemnify and hold the Seller harmless in respect of all Transaction Expenses reflected on the Final Closing Statement.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions.  The respective obligations of each of the parties are subject to satisfaction or waiver (in whole or in part, to the extent permitted by Law), at or prior to the Closing Date, of each of the following conditions:

(a) (i) all waiting periods (and any extensions thereof) under the HSR Act applicable to the Proposed Transaction having expired or been terminated and (ii) all consents, approvals and authorizations of the Governmental Antitrust Authorities in the jurisdictions set forth on Schedule 8.1(a) of the Disclosure Letter shall have been obtained; and

(b) at the Closing Date, (i) there being in effect no preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction, and (ii) no action shall have been commenced by a Governmental Antitrust Authority, in the case of either of clauses (i) or (ii) which restrains, prohibits or otherwise makes illegal the consummation of the Proposed Transaction.

Section 8.2 Conditions of the Purchaser.  The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing, of each of the following conditions:

(a) the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects only as of such specific date);

(b) the other representations and warranties of the Seller (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the Closing Date as though made on and as of such date, except, in the case of this Section 8.2(b), as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect);

(c) the Seller shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d) the Purchaser shall have received a certificate of an executive officer of the Seller, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(e) have been satisfied with respect to the Seller;

(e) no fact, circumstance, occurrence, change or event shall have occurred after the date of this Agreement and be continuing as of the Closing Date which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(f) the Seller shall have delivered, or caused to be delivered, all of the items required by Section 4.2.

Section 8.3 Conditions of the Seller.  The obligations of the Seller to consummate the Closing contemplated shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects only as of such specific date);

(b) the other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of any such representation and warranty to be so true would not, individually or in the aggregate, reasonably be expected to prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true and correct would not prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement);

(c) the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d) the Seller shall have received a certificate of an executive officer of the Purchaser, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied;

(e) the Purchaser shall have delivered, or caused to be delivered, all of the items required by Section 4.3;

(f) the Purchaser shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designation in the form attached hereto as Exhibit B and such filing shall have been accepted by such Secretary of State; and

(g) the NYSE shall have approved the supplemental listing application with respect to the Purchaser Common Shares issuable upon the conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration, and the Purchaser shall have delivered to the Seller a copy of such supplemental listing application countersigned by the NYSE and no notice of delisting from the NYSE shall have been received by the Purchaser with respect to such Purchaser Common Shares issuable upon the conversion of the shares of Series B Convertible Preferred Stock representing the Purchaser Preferred Stock Consideration and the Seller shall have received a certificate signed on behalf of the Purchaser by an executive officer of the Purchaser to such effect.

Section 8.4 Waiver of Conditions.  The conditions set forth in Section 8.1 may only be waived by written notice from the party waiving such condition. The conditions set forth in Section 8.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 8.3 may only be waived by written notice from the Seller.

Section 8.5 Notification.  The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 have been fulfilled.

Section 8.6 Frustration of Closing Conditions.  None of the Seller or the Purchaser may rely, either as a basis for not consummating the Proposed Transaction or terminating this Agreement and abandoning the Proposed Transaction, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Proposed Transaction.

ARTICLE IX
TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing;

(a) by either the Seller or the Purchaser if the Closing has not occurred by June 1, 2015 (the “Outside Date”); provided, however, if the only conditions (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VIII not satisfied as of the Outside Date are those set forth in Section 8.1(a) or Section 8.1(b) then the Outside Date shall be automatically extended until August 3, 2015; provided, further, that the right to terminate this Agreement under this Section 9.1(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date;

(b) by either the Seller or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (which the parties hereto will use commercially reasonable efforts to lift), restraining, enjoining or otherwise prohibiting the Proposed Transaction that will have become final and non-appealable;

(c) by the Purchaser if the Seller shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date;

(d) by the Seller if the Purchaser shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 8.3 not being satisfied by the Outside Date;

(e) by the Seller if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date of Closing; (ii) the Seller has irrevocably confirmed by written notice to the Purchaser that it is ready, willing and able to consummate the Closing and (iii) the Purchaser fails to consummate the Closing on the date which the Closing would occur in accordance with Section 4.1 following the delivery of the notice from the Seller described in Section 9.1(e)(ii);

(f) by the Purchaser (i) if the Seller shall not have delivered the Third Quarter 2014 Financial Statements on or prior to January 17, 2015; provided, that this termination right shall expire at 5:00 p.m. Eastern time on January 27, 2015, (ii) if required to be delivered pursuant to Section 7.19(b), the Seller shall not have delivered the Year End 2014 Financial Statements on or prior to April 16, 2015; provided, that this termination right shall expire at 5:00 p.m. Eastern time on April 26, 2015 and (iii) if required to be delivered pursuant to Section 7.19(c), the Seller shall not have delivered the First Quarter 2015 Financial Statements on or prior to July 17, 2015; provided, that this termination right shall expire at 5:00 p.m. Eastern time on July 27, 2015;

(g) by the Seller (i) if the Purchaser shall not have deposited $400,000,000 into escrow in compliance with Section 7.23 on or prior to 5:00 p.m. Eastern time on the fifth (5th) Business Day following the date of this Agreement or (ii) if the Purchaser shall not have deposited an additional $200,000,000 into escrow in compliance with Section 7.23 on or prior to 5:00 p.m. Eastern time on November 28, 2014; and

(h) by the mutual written consent of the Seller and the Purchaser.

The party desiring to terminate this Agreement pursuant to clause (a) – (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.5, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination.  In the event of termination of this Agreement under Section 9.1 by written notice to the other parties, this Agreement will become void and there will be no liability on the part of any party to this Agreement except that (a) nothing in this Agreement will relieve (x) any party to this Agreement from liability for any willful or intentional material breach by such party of the terms and provisions of this Agreement or (y) the Purchaser of any liability or damage to the Seller or the Company resulting from a failure by the Purchaser to consummate the Proposed Transaction if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date on which the Closing would occur in accordance with Section 4.1; (ii) the Seller has irrevocably confirmed by written notice to the Purchaser that it is ready, willing and able to consummate the Closing and (iii) the Purchaser fails to consummate the Closing when otherwise obligated to do so in accordance with Section 4.1 and (b) Article XI and the agreements of the Purchaser and the Seller contained in Section 7.14(b), Section 9.2 and the Confidentiality Agreement shall survive termination of the Agreement.

ARTICLE X
SURVIVAL

Section 10.1 Survival.  The representations and warranties contained in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall terminate and not survive the Closing (except for the representations in Sections 5.1, 5.3(a), 5.3(b), 5.3(c), 6.1, 6.3, 6.9(a) and 6.9(b), which shall survive until the fourth (4th) anniversary of the Closing).  The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing; the covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Announcements.

(a) The parties hereto will consult with each other before issuing press releases or otherwise making any public statements or communicating with the employees of the Target Companies with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval will not be unreasonably withheld or delayed).

(b) The restriction in Section 11.1(a) shall not apply (i) to communications by the Seller or its shareholder to its limited partners or other investors, (ii) to the extent the public announcement is required by Law or any Governmental Authority; provided, however, that in the case of clause (b)(ii) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or (iii) to disclosures otherwise expressly permitted hereunder.

Section 11.2 Assignment.  This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Seller, (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, but in the case of clause (b), no such assignment will relieve the Purchaser of its obligations under this Agreement, including the obligation to pay the Purchase Price by means of delivery of the Purchaser Preferred Stock representing the Purchaser Preferred Stock Consideration and cash funds as set forth herein or (c) the Seller assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Seller, but in the case of clause (c), no such assignment will relieve the Seller of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3 Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Proposed Transaction will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Proposed Transaction), this being in addition to any other remedy to which any party is entitled under this Agreement.  The parties further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

Section 11.4 Costs and Expenses; Taxes.

(a) Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Seller, on the one hand, and the Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.

(b) The Purchaser shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes (including any real property transfer or similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby.  Subject to Section 7.22, each of the Purchaser and the Seller shall be responsible for one half of any and all such Taxes, with the Seller’s half being  treated as Transaction Expenses (whether or not any such Tax was actually accrued as of the Benchmark Time).

(c) Any refunds of Taxes plus any interest received with respect thereto from the applicable Tax Authorities for any period shall be for the benefit of the Purchaser.  In the event that a Tax Authority determines a deficiency in any Tax, the Purchaser shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

Section 11.5 Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed) or email, one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; provided, that, any notice received at the addressee’s location on any Business Day after 5:30 p.m. (addressee’s local time) shall be deemed to have been received by 9:00 a.m. (addressee’s local time) on the next Business Day. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

If to the Seller, to:

Nalozo S.à.r.l.
282 Route de longwy
L-1940, Luxembourg
Grand Duchy of Luxembourg
Fax: [●]
Email:	[●]
[●]
Attention:	Robert Lence, General Counsel, Arysta LifeScience Limited
John Coyle

Copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax: [●]
Email:	[●]
[●]
Attention:	Allison R. Schneirov
Jon A. Hlafter

If to the Purchaser, to:

Platform Specialty Products Corporation
c/p MacDermid Holdings, LLC
245 Freight Street
Waterbury, Connecticut 06702
Facsimile: [●]
Email:	[●]
Attention:	Chief Executive Officer and General Counsel

Copy to (which shall not constitute notice):

Greenberg Traurig, P.A.,
401 East Las Olas Boulevard
Suite 2000
Fort Lauderdale, FL 33301
Fax: [●]
Email:	[●]
Attention:	Donn Beloff

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto.  Any notice or communication given by telecopy or email shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

Section 11.6 Entire Agreement.  This Agreement and the Confidentiality Agreement set forth the entire agreement among the parties in respect of the sale and purchase of the Share and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction among the parties or any of their respective Affiliates. No party or any of its Affiliates shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party or any of its Affiliates in relation to the Proposed Transaction which is not expressly set forth in this Agreement.

Section 11.7 Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Section 11.8 Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

Section 11.9 Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Purchaser and the Seller.  Notwithstanding anything to the contrary contained herein, Sections 7.14, 7.16, 11.2, 11.9, 11.11, 11.12, 11.13 or 11.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.10 Severability. Each of the provisions of this Agreement is severable, If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Section 11.11 Third Party Beneficiaries.  Except as set forth in Section 7.18 or Section 11.14, a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder; provided, that each of the Financing Sources shall be an express third-party beneficiary of Sections 7.14, 7.16, 11.2, 11.9, 11.11, 11.12, 11.13, and 11.15.

Section 11.12 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN AND WITHOUT LIMITING SECTION 11.15, ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THE DEBT FINANCING (INCLUDING ANY CLAIM, CONTROVERSY OR DISPUTE AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 11.12) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 11.13 Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF THE DELAWARE COURT OF THE CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.  EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE DELAWARE COURT OF THE CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE).  EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5.  NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN AND WITHOUT LIMITING SECTION 11.15, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THE  DEBT FINANCING, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN, OR IF THOSE COURTS DO NOT HAVE JURISDICTION, THE NEW YORK STATE SUPREME COURT SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THE  DEBT FINANCING.  SOLELY WITH REGARD TO THE DEBT FINANCING, EACH PARTY AGREES THAT IT WILL NOT BRING OR SUPPORT (AND IT WILL NOT SUPPORT ANY OF ITS AFFILIATES TO BRING OR SUPPORT) ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 11.13, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY RELATED FINANCING), INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN ANY NEW YORK STATE OR FEDERAL COURT SITING IN THE BOROUGH OF MANHATTAN (AND APPELLATE COURTS THEREOF).

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER (INCLUDING ANY SUIT, ACTION, CLAIM OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 11.13) OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

This Section 11.13 shall not apply to any dispute under Article IV that is required to be decided by the Settlement Accountant.

Section 11.14 Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and A&L Goodbody have been engaged by the Seller to represent it in connection with the Proposed Transaction.  The Purchaser (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and the Seller, on the other hand, any of Skadden or A&L Goodbody may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their respective Affiliates and even though any of Skadden or A&L Goodbody may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company and (b) waive any conflict in connection therewith.  The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Skadden or A&L Goodbody, the Company, the Company’s Subsidiaries and/or the Seller (including any of their respective directors, officers or employees) that relate in any way to this Agreement or the transactions contemplated hereby, including the Proposed Transaction, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their respective Affiliates.  The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information.  Notwithstanding those efforts, the Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Proposed Transaction may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by any of Skadden or A&L Goodbody to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller.  Each of Skadden and A&L Goodbody shall be a third party beneficiary for purposes of this Section 11.14.

Section 11.15 Exculpation of Financing Sources.

(a) Without limiting any other provision in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Parties hereto, and no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any Seller Related Party, and each Seller Related Party agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitments against, make any claims for breach of the Debt Commitment Letter commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Commitment Letter commitments or the obligations of Financing Sources thereunder.

(b) Nothing in this Section 11.15 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith. Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

NALOZO S.À.R.L.

By:	/s/ Cédric Pedoni
	Name:	Cédric Pedoni
	Title:	Manager

PURCHASER:

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Chief Financial Officer

[Signature Page to Share Purchase Agreement]

EXHIBIT A

FORM OF
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
PLATFORM SPECIALTY PRODUCTS CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Platform Specialty Products Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series B Convertible Preferred Stock:

Section 1.    Designation and Amount.  The shares of such series shall be designated as shares of “Series B Convertible Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series B Preferred Stock”), and the number of shares constituting such series shall be six hundred thousand (600,000).1

Section 2.     Definitions.  The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a)  “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

(b) “Conversion Date” shall mean the third (3rd) Trading Date following receipt by the Corporation of the notice and stock certificate(s) required to be delivered by the holder of share(s) of Series B Preferred Stock seeking to convert said share(s) pursuant to Section 6.

1 Subjected to reduction as provided in Section 3.3 of the Stock Purchase Agreement.

(c) “Conversion Price” shall mean $27.14, as such amount may be adjusted pursuant to Section 6(d).

(d) “Convertible Securities” shall mean any shares of capital stock or other securities of the Corporation convertible or exchangeable for shares of Common Stock, but excluding Options.

(e) “Dividend Junior Stock” shall mean the Common Stock and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series B Preferred Stock as to dividends.

(f) “Dividend Parity Stock” shall mean the Series [C] Mandatory Convertible Preferred Stock2 and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking pari passu to the Series B Preferred Stock as to dividends.

(g) “Dividend Senior Stock” shall mean the Series A Preferred Stock and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior to the Series B Preferred Stock as to dividends.

(h) “Liquidation Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking junior to the Series B Preferred Stock as to distributions payable to the holders of shares of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation.

(i) “Liquidation Parity Stock” shall mean the Series [C] Mandatory Convertible Preferred Stock3 and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking pari passu to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(j) “Liquidation Preference” shall mean $1,000.00 per share of Series B Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, reclassifications, recapitalizations or the like with respect to outstanding shares of Series B Preferred Stock.

(k)

2 Only the mandatory preferred stock contemplated by the Debt Commitment Letter (as defined in the Stock Purchase Agreement) may rank pari passu with the Series B Preferred Stock.
3 Only the mandatory preferred stock contemplated by the Debt Commitment Letter may rank pari passu with the Series B Preferred Stock.

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(l) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon a liquidation, dissolution or winding up of the Corporation.

(m) “Liquidation Senior Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(n) “Maturity Date” shall mean [    ].4

(o) “NYSE” shall mean the New York Stock Exchange or any successor national securities exchange (or other applicable securities exchange or quotation system) or any other national securities exchange on which the Common Stock is listed from time to time.

(p) “Options” shall mean options, warrants or rights to purchase shares of Common Stock or Convertible Securities.

(q) “Original Issue Date” shall mean the first date on which one or more shares of Series B Preferred Stock is/are issued by the Corporation.

(r) “Redemption Price” shall mean $1,000.00 per share of Series B Preferred Stock.

(s) “Redemption Date” shall mean (x) the Maturity Date, in the event that the Triggering Event is the Maturity Date, or (y) the date of consummation of the transaction described in clauses 2 or 3 of the definition of Triggering Event, in the event that the Triggering Event is a transaction described in clause 2 or 3 of the definition of Triggering Event.

(t) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Corporation outstanding as of, and containing such terms as are set forth in the Certificate of Incorporation on the Original Issue Date.

(u) “Series [C] Mandatory Convertible Preferred Stock” shall mean the Series [C] Mandatory Convertible Preferred Stock, par value $0.01 per share, of the Corporation outstanding as of, and containing such terms as are set forth in the Certificate of Incorporation on the Original Issue Date.5

4 Maturity Date to be the earlier of (i) the second anniversary of the date the SPA is signed and (ii) four months prior to the maturity of the mandatory preferred stock contemplated by the Debt Commitment Letter; provided that such Maturity Date shall not be prior to the earlier of (x) the first anniversary of the Original Issue Date and (y) 90 days prior to the maturity of the mandatory preferred stock contemplated by the Debt Commitment Letter.
5 May consist of only the mandatory preferred stock contemplated by the Debt Commitment Letter

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(v)  “Trading Date” shall mean any day on which the NYSE is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE is scheduled to or does close prior to its regular weekday closing time).

(w) “Triggering Event” shall mean the occurrence of any one or more of the following events:

1. The Maturity Date;

2. A merger or consolidation in which either (A) the Corporation is a constituent party to such merger or consolidation and, pursuant to such merger or consolidation, fifty percent (50%) or more of the voting power of the outstanding shares of capital stock or similar equity interests of the surviving or resulting entity immediately following the effectiveness of such merger or consolidation is held by persons or entities other than the persons or entities who held outstanding shares of capital stock of the Corporation immediately prior to the effectiveness of such merger or consolidation, or (B) a direct or indirect subsidiary of the Corporation is a constituent party to such merger or consolidation and, in connection with such merger or consolidation, the Corporation issues shares of its capital stock such that, pursuant to such merger or consolidation, fifty percent (50%) or more of the voting power of the outstanding shares of capital stock of the Corporation immediately following the effectiveness of such merger or consolidation is held by persons or entities other than the persons or entities who held outstanding shares of capital stock of the Corporation immediately prior to the effectiveness of such merger or consolidation;

3. the sale, lease, exchange, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or one or more subsidiaries of the Corporation of all or substantially all of the assets of the Corporation (which shall include the shares or similar equity interests held by the Corporation in any subsidiary of the Corporation) and its subsidiaries taken as a whole, or the sale, lease, exchange, exclusive license or other disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, exchange, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

4. the stockholders of the Corporation approve any plan for the Corporation’s liquidation, dissolution or termination.6

Notwithstanding the foregoing, for purposes of clause 3 above, the pledge by the Corporation and/or any one or more subsidiaries of the Corporation of all or substantially all of the assets of the Corporation and/or its subsidiaries as collateral for the indebtedness of the Corporation and/or its subsidiaries shall not constitute a Triggering Event.

6 Any additional triggering events contained in the Series [C] Mandatory Convertible Preferred Stock, including but not limited to triggers upon delisting, to be added based on the terms of the terms of the Series [C] Mandatory Convertible Preferred Stock.

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Section 3.    Dividends.   For so long as any shares of Series B Preferred Stock shall be outstanding, no dividend or distribution shall be declared or paid or set aside for payment on all or substantially all the outstanding shares of Dividend Parity Stock, other than the Series A Preferred Stock or Series [C] Mandatory Convertible Preferred Stock7 or all or substantially all the outstanding shares of Dividend Junior Stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a single class, as provided in Section 4(d).

Section 4.     Voting Rights.  Except as provided by this Certificate of Designation or applicable law, each holder of a share of Series B Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof.  For so long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a single class:

(a) amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional, special or other rights of the Series B Preferred Stock or the qualifications, limitations or restrictions of the Series B Preferred Stock;

(b) authorize, create or designate any series of Preferred Stock pursuant to the provisions of the certificate of incorporation of the Corporation that would, if so authorized, created or designated, constitute (w) Dividend Parity Stock, (x) Dividend Senior Stock, (y) Liquidation Parity Stock, or (z) Liquidation Senior Stock;

(c) amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional, special or other rights of the Series B Preferred Stock;

(d) declare or pay or set aside for payment a dividend on the outstanding shares of Dividend Parity Stock other than the Series [C] Mandatory Convertible Preferred Stock or the outstanding shares of Dividend Junior Stock; or

(e) redeem, repurchase or convert the Series [C] Mandatory Convertible Preferred Stock at the option of the Corporation or upon any fundamental change, change of control or other triggering event that would require or allow the Corporation to redeem, repurchase or convert the Series [C] Mandatory Convertible Preferred Stock.

7 Dividends may be paid only on the mandatory preferred stock contemplated by the Debt Commitment Letter

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Notwithstanding Article SEVENTH of the certificate of incorporation of the Corporation, any action required or permitted to be taken at any meeting of the holders of Series B Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of Series B Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series B Preferred Stock shall, to the extent required by law, be given to those holders of Series B Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series B Preferred Stock to take the action were delivered to the Corporation.

Section 5.    Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any outstanding shares of Liquidation Senior Stock, the holders of any outstanding shares of Series B Preferred Stock shall be entitled receive out of the Liquidation Proceeds, prior and in preference to the holders of any outstanding shares of Liquidation Junior Stock and on a pari passu basis with respect to the holders of any outstanding shares of Liquidation Parity Stock, an amount per share of Series B Preferred Stock equal to the Liquidation Preference.  If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds thus distributed among the holders of any outstanding shares of Series B Preferred Stock and the holders of any outstanding shares of Liquidation Parity Stock shall be insufficient to permit the payment to the holders of the outstanding shares of Series B Preferred Stock and the holders of the outstanding shares of Liquidation Parity Stock of the full Liquidation Preference or liquidation preference, as applicable, to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of the outstanding shares of Series B Preferred Stock and the holders of the outstanding shares of Liquidation Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange, exclusive license or other disposition of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

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Section 6.   Conversion.

(a) Right to Convert.  Each outstanding share of Series B Preferred Stock may be converted on the Conversion Date into such number of shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price.  Any holder of share(s) of Series B Preferred Stock desiring to convert such share(s) into share(s) of Common Stock as aforesaid shall deliver written notice thereof to the Corporation specifying the number of shares of Series B Preferred Stock to be converted (if such notice is silent as to the number of shares of Series B Preferred Stock held by the holder and proposed to be converted pursuant to this Section 6, the notice shall be deemed to apply to all shares of Series B Preferred Stock held by such holder) and the surrender of the stock certificate(s) representing the shares of Series B Preferred Stock proposed to be converted under this Section 6, duly indorsed for transfer to the Corporation.

(b) Mechanics of Conversion.  Before any holder of shares of Series B Preferred Stock shall be entitled to receive stock certificate(s) representing the shares of Common Stock into which such shares of Series B Preferred Stock shall have been converted pursuant to this Section 6, such holder shall have surrendered the stock certificate(s) representing such shares of Series B Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation.  The Corporation shall, as soon as practicable, and in no event later than three (3) trading days  after the delivery of said stock certificate(s) to the Corporation, issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) or evidence of book entry credits, if requested by the holder converting such shares, representing the number of shares of Common Stock to which such holder shall be entitled under this Section 6, and the stock certificate(s) representing the share(s) of Series B Preferred Stock so surrendered shall be cancelled.  In the event that there shall have been surrendered stock certificate(s) representing shares of Series B Preferred Stock, only a portion of shall have been converted pursuant to this Section 6, then the Corporation shall also issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) representing the number of share(s) of Series B Preferred Stock which shall not have been converted pursuant to this Section 6.  The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series B Preferred Stock pursuant to this Section 6 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(c) Fractional Shares of Common Stock.  The Corporation shall not be obligated to deliver to the holders of Series B Preferred Stock any fraction(s) of a share of Common Stock upon a conversion of outstanding shares of Series B Preferred Stock pursuant to this Section 6, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock of the fraction is equal to or greater than one-half (.5) of one share of Common Stock.

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(d) Adjustments.  In the event that the Corporation shall, at any time or from time to time after the Original Issue Date and while any share(s) of Series B Preferred Stock are outstanding, (i) pay a dividend in respect of the Common Stock or any other class or series of capital stock of the Corporation in shares of Common Stock, Convertible Securities or Options, other than a dividend in respect of the Series A Preferred Stock in shares of Common Stock pursuant to the terms thereof, (ii) subdivide, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a greater number of outstanding shares of Common Stock, or (iii) combine, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a smaller number of outstanding shares of Common Stock, the Conversion Price as in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the exercise of all outstanding Options and the conversion or exchange of all outstanding Convertible Securities) immediately prior to the effectiveness of such action, and the denominator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the exercise of all outstanding Options and the conversion or exchange of all outstanding Convertible Securities) immediately after the effectiveness of such action.  An adjustment made pursuant to this Section 6(d) shall be given effect (i) in the case of a dividend, upon payment of such a dividend, as of the record date for the determination of the holders of outstanding shares of Common Stock or any other class or series of capital stock of the Corporation entitled to receive such dividend (on a retroactive basis), or (ii) in the case of a subdivision or combination, upon the effective date of such a subdivision or combination.

Section 7.   Redemption.

(a) Automatic Redemption.  Upon the occurrence of a Triggering Event, and without any action on the part of the Corporation or any holder of outstanding share(s) of Series B Preferred Stock, each outstanding share of Series B Preferred Stock not previously converted pursuant to Section 6 shall be redeemed by the Corporation on the Redemption Date at the Redemption Price.  Payments in cash shall be made solely out of funds legally available therefor.

(b) Notice of Certain Triggering Events.  If the Triggering Event is one of the transactions described in clause 2, 3 or 4 of the definition of Triggering Event, then the Corporation shall provide written notice to each holder of outstanding share(s) of Series B Preferred Stock not less than ten (10) days prior to the earlier of (x) the meeting of stockholders of the Corporation at which the stockholders of the Corporation will consider and vote upon a transaction described in clause 2, 3 or 4 of the definition of Triggering Event, and (y) the Triggering Event.  The Corporation shall not be required to provide written notice to the holders of outstanding shares of Series B Preferred Stock of the Maturity Date.

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(c) Payment of the Redemption Price.  The Redemption Price shall be payable as follows:  (i) if the Triggering Event is the Maturity Date, then the Redemption Price shall be payable, at the option of the Corporation, in cash or shares of Common Stock (but in no event shall the Redemption Price be payable in a combination of cash and shares of Common Stock) provided, that, if the Common Stock (or other common stock or common equity interests or related depository receipts into which the Series B Preferred Stock is then convertible) is not listed or quoted on the NYSE on the Maturity Date, such Redemption Price shall be paid solely in cash; and (ii) if the Triggering Event is one of the transactions described in clause 2, 3 or 4 of the definition of Triggering Event, then the Redemption Price shall be payable in cash.  If the Corporation, at its option as provided in the foregoing sentence, pays the Redemption Price in shares of Common Stock, then (i) each share of Common Stock shall be valued at the Conversion Price for purposes of determining the number of shares of Common Stock issuable in respect of the payment of the Redemption Price, and (ii) in no event shall the aggregate number of shares of Common Stock payable pursuant to this Section 7(c) to all holders of outstanding shares of Series B Preferred Stock exceed 22,107,590 shares of Common Stock (as such amount may be adjusted if the Conversion Price shall be adjusted pursuant to Section 6(d)).

(d) Delivery of Redemption Price.  Promptly following the Redemption Date, the Corporation shall deliver, (i) cash by wire transfer to an account designated by the Holder to the Corporation not less than two business days prior to such payment or (ii) stock in the form a stock certificate or certificates by hand delivery, courier or first-class mail (postage prepaid) to each holder of shares of Series B Preferred Stock redeemed pursuant to this Section 7, at the address of such holder shown on the books and records of the Corporation or, upon request of such holder, evidence of book entry credits, representing the number of shares of Common Stock to which such holder is entitled upon the effectiveness of the redemption pursuant to this Section 7, which such issuance, if any, of one or more stock certificates representing shares of Common Stock shall be made without charge to shares of such Series B Preferred Stock for any issuance tax in respect of such issuance or other cost incurred by the Corporation in connection with such issuance to such holder of record entitled thereto under this Section 7.

(e) Effect of Redemption.  Any redemption of outstanding shares of Series B Preferred Stock pursuant to this Section 7 shall be effective as of the Redemption Date.  From and after the Redemption Date, each share of Series B Preferred Stock redeemed pursuant to this Section 7 shall no longer be deemed to be outstanding and all rights in respect of each such share of Series B Preferred Stock shall cease, except for the right to receive the Redemption Price.

(f) Fractional Shares of Common Stock.  The Corporation shall not be obligated to deliver to the holders of Series B Preferred Stock any fraction(s) of a share of Common Stock upon a redemption of outstanding shares of Series B Preferred Stock pursuant to this Section 7, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock of the fraction is equal to or greater than one-half (.5) of one share of Common Stock.

9

Section 8. Reservation of Shares.  (a) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series B Preferred Stock as required by this Certificate from time to time as shares of Series B Preferred Stock are presented for conversion.

(b)  Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series B Preferred Stock, as herein provided, Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued Stock Shares), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

Section 9. Status of Converted, Redeemed or Repurchased Shares. If any share of Series B Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series B Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Preferred Stock.  Any share of Series B Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock of the Corporation undesignated as to series and may be reissued a part of a new series of Preferred Stock of the Corporation, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law of the State of Delaware.

Section 10.  Waiver.  The powers (including voting powers), if any, of the Series B Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series B Preferred Stock may be waived as to all shares of Series B Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, consenting or agreeing separately as a single class.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock of Platform Specialty Products Corporation on this ______ day of _____________, 201___.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

TO:  THE UNDERSIGNED HOLDERS OF PREFERRED STOCK OF PLATFORM SPECIALTY PRODUCTS CORPORATION

Re:  Registration Rights Agreement

Each Holder of Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of Platform Specialty Products Corporation, a Delaware corporation (“Platform”), and Platform have agreed to the following terms, conditions and provisions of this Registration Rights Agreement (this “Agreement”).  “Holder” shall refer to each undersigned holder of Preferred Stock or the shares of Platform’s common stock, par value $0.01 per share (“Common Stock”), issuable upon conversion of the Preferred Stock (the “Conversion Shares” and, together with the Preferred Stock, the “Securities”), and any transferee of such Holder that is an affiliate of the Holder at the time of the transfer; provided that such transferee executes a customary joinder to this Agreement.  “Holders” shall refer collectively to the Holders.  Capitalized terms used herein and not defined shall have the meanings set forth on Exhibit A hereto.

1.           Rule 144; Registration.

1.1           Platform shall, at Platform’s expense, for so long as any Holder holds any Registrable Shares, cooperate with the Holders, as may be reasonably requested by any Holder from time to time, to facilitate any proposed sale of Securities or Additional Shares by the requesting Holder(s) in accordance with the provisions of Rule 144 , including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, as may be reasonably necessary in order for such Holder to avail itself of such rule to allow such Holder to sell such Securities or Additional Shares without registration.

1.2           (a)           In accordance with the procedures set forth in Section 2, Platform agrees to file with the Commission as soon as reasonably practicable following the issuance of the Preferred Stock, a resale registration statement on Form S-1, Form S-3 or such other form under the Securities Act then available to Platform providing for the resale pursuant to Rule 415 from time to time by the Holders of any and all Registrable Shares issued or issuable (including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Mandatory Registration Statement”).  Platform agrees to use its commercially reasonable efforts to cause the Commission to declare any Mandatory Registration Statement effective by not later than [•], 20151.  Platform shall use its commercially reasonable efforts to cause any Mandatory Registration Statement to remain continuously effective until the earlier of (A) the sale pursuant to such Mandatory Registration Statement of all of the Registrable Shares covered by such Mandatory Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Shares covered by such Mandatory Registration Statement, (C) such time as the Registrable Shares covered by such Mandatory Registration Statement that are not held by Affiliates of Platform constitute two percent (2%) or less of the outstanding shares of Common Stock or (D) such time as all of the Registrable Shares covered by such Mandatory Registration Statement have been sold to Platform or any of its subsidiaries.  Any Mandatory Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Holder(s) of the Registrable Shares.

(b)           At any time after Platform becomes eligible to use a shelf registration statement on Form S-3, Platform shall, in accordance with the procedures set forth in Section 2, have the option to file a registration statement on Form S-3 (whether such registration statement is filed by Platform on its own account or on account of one or more third persons), or a post-effective amendment on Form S-3 to the Mandatory Registration Statement (including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Subsequent Registration Statement”) covering any Registrable Shares registered under any Mandatory Registration Statement and any Additional Shares issued or distributed to Holders after the effectiveness of the Mandatory Registration Statement, or otherwise not included in such prior Mandatory Registration Statement, on behalf of the Holders thereof in the same manner, and subject to the same provisions in this Agreement as the Mandatory Registration Statement.

 1 NTD: Insert date that is six months after the closing date of the Arysta acquisition.

(c)           Platform shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement.  Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all Selling Expenses and any other expense relating to a registration of Registrable Shares pursuant to this Agreement and any other Selling Expenses relating to the sale or disposition of such Holder’s Registrable Shares pursuant to any Registration Statement.

1.3           (a)  Subject to the provisions of this Section 1.3 and a good faith determination by Platform that it is in the best interests of Platform to suspend the use of any Mandatory Registration Statement, following the effectiveness of such Mandatory Registration Statement (and the filings with any international, federal or state securities commissions), Platform, by written notice to the Holders, may direct the Holders to suspend sales of the Registrable Shares pursuant to such Mandatory Registration Statement for such times as Platform reasonably may determine is necessary and advisable (but in no event for more than 30 days in any 90-day period or 90 days in any 365-day period), if any of the following events shall occur: (i) an underwritten public offering of Common Stock by Platform if Platform is advised by the underwriters that the concurrent resale of the Registrable Shares by the Holders pursuant to the Mandatory Registration Statement would have a material adverse effect on Platform’s offering, (ii) there is material non-public information regarding Platform which (A) Platform determines not to be in Platform's best interest to disclose, (B) would, in the good faith determination of Platform, require any revisions to the Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) Platform is not otherwise required to disclose, (iii) there is a significant bone fide business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business), including any significant merger, consolidation, tender offer or other similar transaction) available to Platform which Platform determines not to be in Platform's best interests to disclose, or (iv) Platform is required to file a post-effective amendment to a Registration Statement to incorporate Platform’s quarterly or annual reports or audited financial statements on Forms 10-Q and 10-K; provided, however, that no suspension period permitted pursuant to this clause (iv) shall continue for more than five (5) consecutive Business Days.

(b)           Upon the earlier to occur of (A) Platform delivering to the Holders an End of Suspension Notice (as defined below), or (B) the end of the maximum permissible suspension period, Platform shall use its commercially reasonable efforts to promptly amend or supplement the Mandatory Registration Statement on a post-effective basis, if necessary, or to take such action as is necessary to make resumed use of the Mandatory Registration Statement so as to permit the Holders to resume sales of the Registrable Shares as soon as possible.

(c)           In the case of an event that causes Platform to suspend the use of a Registration Statement (a “Suspension Event”), Platform shall give written notice (a “Suspension Notice”) to the Holders to suspend sales of the Registrable Shares, and such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Platform is taking all reasonable steps to terminate suspension of the effectiveness of the Registration Statement as promptly as possible. The Holders shall not effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from Platform and prior to receipt of an End of Suspension Notice. If so directed by Platform, each Holder will deliver to Platform (at the reasonable expense of Platform) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from Platform, which End of Suspension Notice shall be given by Platform to the Holders in the manner described above promptly following the conclusion of any Suspension Event and its effect.

1.4           Platform shall indemnify and hold harmless each Holder, each person who controls any Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, members, managers, stockholders, partners, limited partners, agents and employees of each of them (each an “Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (a) any untrue or alleged untrue statement of a material fact contained in a Registration Statement or any prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (b) any violation or alleged violation by Platform of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; in each case, except to the extent, but only to the extent, that (i) such untrue statement or omission is based upon information regarding such Holder furnished in writing to Platform by or on behalf of such Holder expressly for use therein, or (ii) such information relates to such Holder or such Holder’s proposed method of distribution of the Registrable Shares and was approved in writing by or on behalf of the Holder expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto.

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Each Holder shall, severally and not jointly, indemnify and hold harmless Platform, each director of Platform, each officer of Platform who shall sign a Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of securities included in a Registration Statement, and each Person who controls any of the foregoing Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or any prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that (i) such untrue statement or omission is based upon information regarding such Holder furnished in writing to Platform by or on behalf of such Holder expressly for use therein, or (ii) such information relates to such Holder or such Holder’s proposed method of distribution of the Registrable Shares and was approved in writing by or on behalf of the Holder expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto.

If the indemnification provided in this Section 1.4 is unavailable to an Indemnified Party or insufficient to hold the Indemnified Party harmless for any Losses, then Platform shall contribute to the amount paid or payable by the Indemnified Party, in such proportion as is appropriate to reflect the relative fault of Platform and such Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of Platform and the Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, Platform or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The parties hereto agree that it would not be just and equitable if any contribution were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.  Notwithstanding the provisions of this paragraph, no Indemnified Party shall be required to contribute pursuant to this paragraph, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Indemnified Party from the sale of the Registrable Shares subject to the proceeding exceeds the amount of any damages that such Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

The provisions of this Section 1.4 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

1.5           Platform shall have no further obligations pursuant to this Agreement at the earlier of (a) such time as all of the Registrable Shares covered by the Mandatory Registration Statement have been sold, (b) such time as all of the Registrable Shares covered by such Mandatory Registration Statement have been sold, transferred or otherwise disposed of pursuant to Rule 144, (c) such time as the Registrable Shares covered by such Registration Statement that are not held by Affiliates of Platform constitute two percent (2%) or less of the outstanding shares of Common Stock, and (d) such time as all of the Registrable Shares covered by such Mandatory Registration Statement have been sold to Platform or any of its subsidiaries; provided, in each case, however, that Platform’s obligations under Sections 1.4 and 4 of this Agreement shall remain in full force and effect following such time.

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2.           Registration Procedures.

2.1           In connection with the obligations of Platform with respect to any registration pursuant to this Agreement, Platform shall:

(a) prepare and file with the Commission, as specified in this Agreement, each Registration Statement, which Registration Statements shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its commercially reasonable efforts to cause any Mandatory Registration Statement to become and remain effective as set forth in Section 1.2 hereof;

(b) subject to Section 1.3 hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 1.2(a) hereof, (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, and (iii) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) furnish to the Holders, without charge, such number of copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; Platform hereby consents to the use of such Prospectus, including each preliminary Prospectus, by the Holders, if any, in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;

(d) use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic jurisdictions as any Holder covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 1.2(a) and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that Platform shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 2.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(e) notify each Holder with Registrable Shares covered by a Registration Statement promptly and, if requested by any such Holder, confirm such advice in writing (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information, and (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made);

(f) during the period of time referred to in Section 1.2(a) above, use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;

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(g) upon request, furnish to each requesting Holder with Registrable Shares covered by a Registration Statement, without charge, at least one conformed copy of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(h) except as provided in Section 1.3, upon the occurrence of any event contemplated by Section 2.1(e)(iv), use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request, promptly furnish to each requesting Holder a reasonable number of copies of each such supplement or post-effective amendment;

(i) enter into customary agreements and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement;

(j) use its commercially reasonable efforts (including, without limitation, seeking to cure in Platform’s listing or inclusion application any deficiencies cited by the exchange or market) to list or include all Registrable Shares on any securities exchange on which such Registrable Shares are then listed or included;

(k) prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent Platform’s obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the effectiveness period of the Registration Statement as required by Section 1.2(a) hereof, Platform shall register the Registrable Shares under the Exchange Act and shall maintain such registration through the effectiveness period required by Section 1.2(a) hereof;

(l) (i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the Commission, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements (which need not be audited) covering at least 12 months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and (iii) delay filing any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which any Holder of Registrable Shares covered by any Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holder having been furnished with a copy thereof at least two Business Days prior to the filing thereof, provided that Platform may file such Registration Statement or Prospectus or amendment or supplement following such time as Platform shall have made a good faith effort to resolve any such issue with the objecting Holder and shall have advised the Holder in writing of its reasonable belief that such filing complies in all material respects with the requirements of the Securities Act;

(m) cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n) in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the securities being delivered no longer constituting Registrable Shares, cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends , and to enable such Registrable Shares to be in such denominations and registered in such names as the Holders may request at least three Business Days prior to any sale of the Registrable Shares;

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(o) cause management of Platform to cooperate reasonably with each of the Holders (i) with respect to significant sales or placements of Registrable Shares, including by participating in roadshows, one-on-one meetings with institutional investors and responding to reasonable requests for information and (ii) any request for information or other diligence request by any such Holder or any underwriter;

(p) use its best efforts to obtain a “comfort” letter from the independent public accountants for Platform and any acquisition target of Platform whose financial statements are required to be included or incorporated by reference in any Registration Statement, in form and substance customarily given by independent certified public accountants in an underwritten public offering, addressed to the underwriters, if any, and to the Holders of the Registrable Shares being sold pursuant to each Registration Statement;

(q) execute and deliver all instruments and documents (including  an underwriting agreement or placement agent agreement, as applicable in customary form) and take such other actions and obtain such certificates and opinions as sellers of the Registrable Shares being sold reasonably request in order to effect a public offering of such Registrable Shares and in such connection, whether or not an underwriting agreement is entered into and whether or not the offering is an underwritten offering, (A) make such representations and warranties to the holders of such Registrable Shares and the underwriters, if any, with respect to the business of Platform and its subsidiaries, and the Registration Statement and documents, if any, incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, and (B) use its reasonable best efforts to furnish to the selling holders and underwriters of such Registrable Shares opinions and negative assurance letters of counsel to Platform and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and counsels to the selling Holders of the Registrable Shares), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and any such underwriters; and

(r) Upon reasonable request by a Holder, Platform shall file an amendment to any applicable Registration Statement (or Prospectus supplement, as applicable), to name additional Holders of Registrable Shares or otherwise update the information provided by any such Holder in connection with such Holder’s disposition of Registrable Shares.

2.2           Platform may require the Holders to furnish in writing to Platform such information regarding the proposed distribution of Registrable Shares by such Holder as Platform may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares, and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement or use the Prospectus forming a part thereof if such Holder does not provide such information to Platform. Each Holder further agrees to furnish promptly to Platform in writing all information required from time to time to make the information previously furnished by such Holder not misleading.  Each Holder agrees that, upon receipt of any notice from Platform of the happening of any event of the kind described in Section 2.1(e)(ii), 2.1(e)(iii) or 2.1(e)(iv) hereof, such Holder will immediately discontinue disposition of Registrable Shares pursuant to a Registration Statement until (i) any such stop order is vacated or (ii) if an event described in Section 2.1(e)(iii) or 2.1(e)(iv) occurs, such Holder’s receipt of the copies of the supplemented or amended Prospectus. If so directed by Platform, such Holder will deliver to Platform (at the reasonable expense of Platform) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

2.3           In any underwritten offering by any Holder, no other seller shall be permitted to reduce the number of shares of Common Stock proposed to be sold by any such Holder.

3.           Additional Payments Under Certain Circumstances.

3.1           Additional payments (“Additional Payments”) with respect to the Registrable Shares shall be assessed as follows if any of the following events occur (each such event in clauses (a) through (c) being herein called a “Registration Default”):

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(a)           the Mandatory Registration Statement has not been declared effective within the period set forth in Section 1.2 hereto;

(b)           Platform fails, with respect to a Holder that requests to be included on a Registration Statement or provides updated information as described in Section 2.2, to cause an amendment to the already effective Mandatory Registration Statement to be filed, or if permitted by the Commission, to prepare a Prospectus supplement to the Mandatory Registration Statement and distribute such amendment or supplement to Holders in each case within ten Business Days of such request; or

(c)           the Mandatory Registration Statement is declared effective by the Commission but (i) the Mandatory Registration Statement thereafter ceases to be effective during the period contemplated by Section 1.2 or (ii) as specified in Section 1.3 or Section 2.1(e)(iv), the Mandatory Registration Statement or the Prospectus ceases to be usable in connection with resales of Registrable Shares during the periods specified herein and Platform fails to (1) cure the Mandatory Registration Statement within five Business Days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, terminate the suspension period described in Section 1.3 by the 30th or 90th day, as applicable.

Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond Platform’s control or pursuant to operation of law or as a result of any action or inaction by the Commission.

3.2           Additional Payments shall accrue on the Registrable Shares for each such day from and including the date on which any such Registration Default occurs but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.50% per month (on a 30/360 basis) of the price per share at which the Preferred Stock is convertible at such time.  Additional Payments shall be paid in accordance with Section 3.3 below.  In the case of a Registration Default in respect of Section 3.1(b), Platform’s obligation to pay Additional Payments extends only to the affected Registrable Shares.  Other than the obligation of payment of any Additional Payments in accordance with the terms hereof, Platform will have no other liabilities for monetary damages with respect to its registration obligations.  With respect to each Holder, Platform’s obligation to pay Additional Payments remains in effect only so long as such Holder owns Registrable Shares; provided however, any obligations of Platform of accrued but unpaid Additional Payments at the time such Holder ceases to own Registrable Shares shall survive until such time as all such obligations with respect to such Registrable Shares have been satisfied in full.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate of all Additional Payments payable by Platform hereunder exceed $[__]2.

3.3           Any amounts of Additional Payments will be payable in cash in arrears on the last day of the month in which such Additional Payments have accrued.  The amount of Additional Payments will be determined on the basis of a 360-day year comprised of twelve 30-day months, and the actual number of days on which Additional Payments accrued during such period.

4.           General Provisions.

4.1           Except as otherwise provided herein, all costs and expenses incurred by or on behalf of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses when due.

4.2           All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed) or email, one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; provided, that, any notice received at the addressee’s location on any Business Day after 5:30 p.m. (addressee’s local time) shall be deemed to have been received by 9:00 a.m. (addressee’s local time) on the next Business Day.  Such notices, demands and other communications will be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 2 NTD: Insert amount equal to 0.0689 (the ratio obtained by dividing $31 million by $450 million) times the aggregate liquidation value of the shares of Series B Preferred Stock issued on the closing date of the Arysta acquisition.

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To Platform:	Platform Specialty Products Corporation 245 Freight Street Waterbury, CT 06702 Attn: John L. Cordani Facsimile: [●]

email: [●]

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 401 E. Las Olas Blvd., Suite 2000 Fort Lauderdale, FL 33301 Attention: Donn Beloff, Esq. Facsimile No.: [●]

email: [●]

To Holder:	The address set forth beneath Holder’s signature hereto

4.3           This Agreement may be executed in any number of separate counterparts (including by means of facsimile or portable document format (pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

4.4           This Agreement sets forth the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

4.5           Each of the provisions of this Agreement is severable, if any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

4.6           THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

4.7           Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  A person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any person other than the parties and their permitted assigns any rights hereunder, other than as set forth under Section 1.4.

4.8           EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF THE DELAWARE COURT OF THE CHANCERY AND ANY STATE APPELLATE COURT THEREOF WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.  EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE DELAWARE COURT OF THE CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE).  EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 4.2.  NOTHING IN THIS SECTION 4.8, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

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4.9           The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations, this being in addition to any other remedy to which any party is entitled under this Agreement.  The parties further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

4.10           EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

4.11           No amendment to this Agreement shall be valid unless it is in writing and duly executed by the parties hereto.

4.12           No failure or delay by a party in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first below written

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:
Name:
Title:
Date:

[INSERT NAME OF HOLDER]

By:
Name:
Title:
Date:

Notice of Address:

Attn:
Facsimile No:
Email:

[Signature Page to Registration Rights Agreement]

Annex A

Defined Terms

“Additional Shares” means shares or other securities issued in respect of the Securities by reason of or in connection with any stock dividend, stock distribution, stock split or similar issuance.

“Affiliate” means, as to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee or general partner of the specified Person and (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee or general partner.  For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

“Commission” means the Securities and Exchange Commission, or any successor regulatory body.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

“FINRA” means the Financial Industry National Regulatory Agency.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

“Registrable Shares” means the Conversion Shares and any Additional Shares in respect thereof, in each case, upon original issuance thereof, and at all times subsequent thereto, including upon the transfer thereof by the original Holder or any subsequent Holder, until, in the case of any such Conversion Shares or Additional Shares, as applicable, the earliest to occur of:

(i)	the date on which they have been sold pursuant to a Registration Statement or sold pursuant to Rule 144; or

(ii)	the date on which they are sold to Platform or its subsidiaries.

 “Registration Expenses” means any and all expenses incident to the performance of or compliance with this Agreement, including, without limitation:  (i) all Commission, the New York Stock Exchange (“NYSE”) or such other exchange as the Registrable Shares are listed from time to time and FINRA fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Shares and the preparation of a blue sky memorandum and compliance with the rules of FINRA and NYSE or other applicable exchange), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on NYSE or other applicable exchange pursuant to Section 2.1(j) of this Agreement, (v) the fees and disbursements of counsel for Platform and of the independent public accountants of Platform (including, without limitation, the expenses of any special audit, agreed upon procedures and “cold comfort” letters required by or incident to such performance), and (vi) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by Platform in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in clause (ii) above.

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“Registration Statement” means any Mandatory Registration Statement or Subsequent Registration Statement.

“Rule 144”, “Rule 158”, “Rule 415”, or “Rule 424”, respectively, means such specified rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Selling Expenses” means, if any, all underwriting or broker fees, discounts and selling commissions or similar fees or arrangements, fees of counsel to the selling Holders (other than as specifically provided in the definition of Registration Expenses” above) and transfer taxes allocable to the sale of the Registrable Shares included in the applicable offering.

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